                           NOTICE OF CONVOCATION OF
               THE 14TH ORDINARY GENERAL MEETING OF SHAREHOLDERS
                                 TO BE HELD AT
                  THE NEW TAKANAWA PRINCE HOTEL, TOKYO, JAPAN
                        ON JUNE 29, 1999, AT 10:00 A.M.

                 (This is a translation of the original notice
                     in Japanese mailed on June 14, 1999,
                          to shareholders in Japan.)

               NIPPON TELEGRAPH AND TELEPHONE CORPORATION (NTT)
                                 TOKYO, JAPAN

June 14, 1999

To the Shareholders

         [LETTERHEAD OF NIPPON TELEGRAPH AND TELEPHONE CORPORATION APPEARS HERE]

                           NOTICE OF CONVOCATION OF
                       THE 14TH ORDINARY GENERAL MEETING
                                OF SHAREHOLDERS

You are hereby notified that the 14th Ordinary General Meeting of Shareholders will be held as stated below. Your attendance is respectfully requested.

     In the event of your inability to attend, it is possible to exercise your voting rights with the voting right exercise form. You are requested to study the attached reference documents, indicate your approval or disapproval on the enclosed voting right exercise form, and return it to the Company after affixing your seal.

                                  Particulars

1.   Date and Time:      10:00 a.m. on Tuesday, June 29, 1999

2.   Place:         International Convention Center PAMIR
                    New Takanawa Prince Hotel
                    13-1, Takanawa 3-chome, Minato-ku, Tokyo

3.   Purpose of the Meeting:

    Matters to be reported
                    Report on the business report, balance sheet, and statement of income for the 14th fiscal year (from April 1, 1998 to March 31, 1999)

    Matters to be resolved

       First Item   Approval of proposed appropriation of unappropriated
                    retained earnings for the 14th fiscal year ended March 31,
                    1999
       Second Item  Acquisition and Retirement of company stock through retained profits
       Third Item   Reorganization of NTT (Transfers of businesses)
       Fourth Item  Partial Modifications to the Articles of Incorporation
       Fifth Item   Election of five Directors
       Sixth Item   Election of two Corporate Auditors
       Seventh Item Presentation of retirement allowances to retired and retiring Directors and Corporate Auditors
       Eighth Item  Revisions to the Compensation of Directors
[The main provisions of Items 2, 3 and 4 are noted in the section "Reference Documents Concerning the Exercise of Voting Rights."]

                                                                             END
--------------------------------------------------------------------------------
When attending the meeting in person, you are kindly requested to submit the enclosed voting right exercise form to the receptionist at the place of the meeting.

(Attachment)

                                BUSINESS REPORT
                    (from April 1, 1998, to March 31, 1999)

I.   OUTLINE OF BUSINESS

1.   BUSINESS PROGRESS AND RESULTS

(1)  Overall Conditions

During the fiscal year under review, the Japanese economy remained stagnant. Although there were signs that consumer spending and housing construction were picking up towards the end of the fiscal year, the pace of the recovery was sluggish, with private-sector capital investments sharply reduced.

     In the field of telecommunications, competition intensified in both the long-distance and local telecommunications markets. Foreign carriers entered the Japanese market through investments, heralding the dawn of a new age of competition covering the entire spectrum of domestic and international telecommunications markets.

     The explosive worldwide increase in the number of Internet users and the spread of local area networks (LANs) is expected to create a huge computer-based communications market with enormous potential for growth. As a result, many companies are seeking to establish themselves in this new market, and the competition, which extends beyond traditional sector boundaries and crosses national frontiers, has intensified.

     Under these business conditions, making use of its fully digitized network, Nippon Telegraph and Telephone Corporation (NTT) responded to this challenging business environment by developing its presence in the information sharing market - extending its Internet and computer-based communications services, and continuing to provide optical access networks in line with demand. NTT has also promoted international telecommunications services and boosted its competitiveness by introducing a wide range of discount services.

     In order to meet the increasingly sophisticated and diverse needs of customers in terms of computer-based communications services, NTT further developed its menu of OCN services. During the fiscal year, it introduced "Super OCN," a service providing unrivaled quality and outstanding reliability that is ideal for corporations, universities and other users to help them cope with a large volume of Internet traffic. The Company also launched "OCN Dial Access Long," a service offering direct-dial access that is ideal for users who tend to remain on-line for relatively long periods of time. Further, within the leased circuit services sector, the Company added a new menu option, "Digital

Access 1500," to its series of digital-access services, which, through a simplified range of functions, provides customers with a low-priced service limited to the local area. Besides this, in the medium and long distance area, NTT also introduced another service called "Digital Reach."

     In a separate move to create a new market segment spanning the consumer and corporate sectors, NTT launched "Telesse", a multimedia telephone that allows users to enjoy the Internet simply and conveniently.

     To strengthen its competitiveness, alongside the introduction of new OCN services and leased circuit services, NTT also began offering diverse discount services. It extended "Time Plus", which had been test-marketed in certain regions from February 1998, to the whole of Japan, and also introduced a new pricing plan to "Telechoice." With the INS-Net services, a new pricing plan called "INS Area Plus" was also introduced which allows customers to make three-minute calls to adjacent local calling areas, or up to 20 kilometers, at a cost of (Yen)10 in the daytime ((Yen)10 for four minutes during late night hours and early morning) by paying a fixed monthly fee. Alongside this, NTT also launched "INS Time Plus", which enables local calls to be made at a cost of
(Yen)10 for five minutes ((Yen)10 for seven minutes during late night hours and early morning) by paying a fixed monthly fee. Through these measures, NTT has steadily strengthened its easy-to-use services.

     Through these initiatives, NTT has steadily increased its revenues from multimedia network services, principally ISDN.

     To make a full-scale entry into global telecommunications market following the reorganization of NTT, NTT began global telecommunications services under the "Arcstar" brand through subsidiaries in September 1997. By March 1999, the number of international service destinations offered had been extended to 16 countries and areas to meet the needs of both corporations and individuals. In the United States, NTT formed a strategic partnership with Verio Inc. by investing in the company, which enabled NTT America, NTT's locally-registered corporation, to begin marketing Arcstar-branded Internet services to corporate customers throughout the U.S. through its wholly-owned subsidiary. Furthermore, with an aim to expanding its global services, NTT's subsidiary signed a "Japan-U.S. Cable Network Construction and Maintenance Agreement" to meet growing needs for information telecommunications in the U.S. and the Pan-Pacific region.

     In other overseas business, NTT focused on the development of business in Asia. In Singapore, the "StarHub" consortium, created by NTT in conjunction with British Telecom and local partners, was awarded licenses by the Singaporean government to provide basic telecommunication services and public mobile services. It has made preparations to commence services in April 2000. In China, NTT established a joint venture with the Beijing

Telecommunications Administration, called "Beijing Telecom NTT Engineering Co., Ltd." This company will offer system-integration services to customers principally in Beijing.

     To improve operational efficiency while expanding the scope of operations, the Company placed more emphasis on human resources. NTT completed the outsourcing of its directory assistance operations in September 1998. In December 1998, "NTT Directory Services Co." was created to unify all of NTT's telephone directory and directory assistance operations, thereby raising operational efficiency and creating new business opportunities. In a similar vein, NTT established another new subsidiary in January 1999, called "NTT Infrastructure Network Corporation", to focus on infrastructure improvements by assembling the Company's technical expertise in this area.

     As a result, operating revenues for the fiscal year amounted to
(Yen)6,137.0 billion, down 2.9% from the previous year, and recurring profit declined 33.4% to (Yen)237.3 billion.

     Net income amounted to (Yen)386.2 billion, an increase of 118.6% over the previous year. Net income was boosted by profits from the sale of part of the Company's stake in NTT Mobile Communications Network Inc., which was listed on the first section of the Tokyo Stock Exchange in October 1998. Profit on sale amounted to (Yen)823.9 billion.

(2)  Operational Review

(Domestic Telecommunications Business)

Voice Transmission Services
Operating revenues declined 5.5% to (Yen)4,599.2 billion.

     Although there was good growth in sales of INS-Net services, as of the end of the fiscal year, the number of subscriber lines had decreased by 1.91 million, to 58.28 million subscribers, compared with the previous fiscal year-end.

     During the fiscal year, NTT developed and provided services which responded to customer needs. This included extension of "Time Plus", which had been test-marketed in advance in certain regions from February 1998, to the whole of Japan.

     Capitalizing on the continued growth in demand for Internet access, while taking positive steps to develop operations, NTT introduced new pricing plans such as "INS Area Plus" and "INS Time Plus." As a result, sales of INS-Net 64 services climbed over the previous fiscal year, with lines installed as of the end of the fiscal year totaling 3.96 million.

     With respect to public telephones, the Company began introducing "IC telephone cards" and "IC card public telephones" in March 1999, while reissuing cards enabling a large number of calls and developing cards with a telephone directory function to provide customers with even more convenience.

     Principal new services offered in the fiscal year under review were as follows:

 .    "INS Area Plus" (introduced in June 1998)

     For a fixed monthly fee of (Yen)350, this service allows customers to make three-minute calls to adjacent local calling areas, or up to 20 kilometers*, at a cost of (Yen)10 in the daytime ((Yen)10 for four minutes during late night hours and early morning).

     */1/ Adjacent local calling areas, or up to 20 kilometers' is defined as the area that includes areas which are adjacent to the caller's own Message Areas (MAs), areas in which a three-minute call may be placed day or night from a subscriber fixed line for (Yen)10, and any MAs located within a distance of 20 km.

 .    "INS Time Plus" (introduced in November 1998)

     For a fixed monthly fee of (Yen)350, this service allows customers to make calls within the local calling area at a cost of (Yen)10 for five minutes ((Yen)10 for seven minutes during late night hours and early morning).

Data Transmission Services

Operating revenues increased 34.7% to (Yen)111.6 billion.

     To meet the demand for greater quality and reliability in corporations' intranets and extranets, NTT strengthened and expanded its cell relay services with the addition of a service offering a guarantee for certain bandwidths. In its frame relay services, NTT launched a new "Dial-Up FR" service that allows customers to access between a frame relay network and an ordinary analog or ISDN fixed line.

     The number of lines to the "OCN Dial Access" service increased steadily, rising to over 400,000 by the end of the fiscal year. Thanks to the introduction of "Super OCN" and other services, NTT was able to promote business activities for corporate customers and make further inroads into the corporate market.

     In its facsimile communication network services, NTT aimed to increase the functions of "Tegarus", a service enabling reciprocal communication between facsimile machines and electronic mail, to provide customers with extra convenience.

Leased Circuit Services

Operating revenues increased 5.7% to (Yen)640.0 billion.

     In its high-speed digital transmission services, amid the increasing complexity and sophistication of corporate telecommunications systems, NTT worked to strengthen its corporate sales activities, with the result that the subscriber base for "Digital Access 64/128" and other services grew substantially during the fiscal year. Further, through the launch of the "Digital Access 1500" service in the short distance area, and the introduction of the "Digital Reach" service in the medium and long distance area, NTT boosted its competitiveness.

     NTT's "ATM Megalink Services", which use asynchronous transfer mode (ATM) transmission, became much more popular with corporations as the telecommunications backbone for their internal networks. Alongside this, to meet specific demands of customers, NTT launched another ATM-based service called "ATM Sharelink Service", which is a "best effort" type service offering minimum communication rates even under the heaviest traffic conditions. This service also enables customers to select different downstream and upstream transmission speeds.

Telegram Services

Operating revenues for telegram services decreased 7.0% to (YEN) 84.4 billion.

     Although the number of communications made by "D-MAIL", a telegram service that makes use of the Internet, increased steadily during the fiscal year, this could not fully offset the continued decline in the use of telegrams for weddings and condolences.

Other Services

Operating revenues edged down 0.6% to (YEN) 313.0 billion.

     NTT improved its telephone directories (such as Townpage) by providing a complete Townpage on the Internet, and by publishing a trial CD-ROM Hellopages, a business directory for Tokyo's 23 wards. In addition, NTT continued to provide multicolor printing for telephone directory advertisements and an improved indexing system. Based on environmental concern, the Company also increased the use of recycled paper for its telephone directories, expanded the recycling of used directories and made other efforts to efficiently use wood resources.

     Owing to the above factors, total telecommunications business operating revenues for the fiscal year decreased 3.6% to (YEN) 5,748.4 billion, accounting for 93.7% of total operating revenues.

   Details of telecommunications business operating revenues are as follows:

                Telecommunications Business Operating Revenues

                                                                   (billions of yen)
------------------------------------------------------------------------------------
                                      Operating Revenues
                          --------------------------------------------
Service classification     Previous fiscal year      This fiscal year     Change (%)
------------------------------------------------------------------------------------
Voice transmission
  services                 (Yen)4,867.8  (81.6)    (Yen)4,599.2  (80.0)   -5.5%
Data transmission services         82.9   (1.4)           111.6   (1.9)   34.7
Leased circuit services           605.7  (10.2)           640.0  (11.1)    5.7
Telegram services                  90.7   (1.5)            84.4   (1.5)   -7.0
Other services                    314.8   (5.3)           313.0   (5.5)   -0.6
-----------------------------------------------------------------------
Total                      (Yen)5,962.0 (100.0)    (Yen)5,748.4 (100.0)   -3.6
------------------------------------------------------------------------------------

Notes 1. Figures in parentheses are percentages of total telecommunications business operating revenues.
      2. Operating revenues classifications were changed this year according to the revised Accounting Regulation of the Telecommunications Business Law.

(Related Businesses)
Operating revenues from related businesses amounted to (Yen)388.5 billion, an increase of 7.9% over the previous fiscal year, and accounted for 6.3% of NTT's total operating revenues.

     Within related businesses, with regard to NTT's telecommunications equipment business, due to the effects of the long-standing domestic recession and other factors, the total value of sales of business telephones and other terminal equipment to companies was down. However, NTT was successful in boosting sales of products compatible with LANs, ISDN networks and the Number Display.

(3)  Capital Investment

Total capital investment for the fiscal year declined 8.4% to (Yen)1,727.9 billion.

     NTT is shifting away from deliberate capital investment programs designed to create additional basic telecommunications infrastructure towards an emphasis on investing to respond to the varying demand for each kind of service.

     As well as upgrading and expanding the infrastructure necessary for ISDN, OCN and frame relay services, NTT aggressively continued installing optical access networks to rapidly respond to the demand for multimedia services.

     To further strengthen customer services and enhance operating efficiency, NTT established and extended internal information systems and endeavored to invest funds more effectively.

Major facilities completed during the fiscal year were as follows:

               Major Facilities Completed During the Fiscal Year

--------------------------------------------------------------------------------
                     Area of investment                Completed during the year
--------------------------------------------------------------------------------
Telephone        Transfers of ordinary subscriber
                 telephones                                     7.65 million
                 Expansion of area code coverage
                 (elimination of external area
                 codes when calling within a message
                 area)                                              33 areas
                 Digital switches                                   23 units
                 Fiber-optic cable systems                         211 links
                 Microwave systems                                  27 links
--------------------------------------------------------------------------------
Leased circuit   High-speed digital transmission lines          59,000 lines
--------------------------------------------------------------------------------
Other            Expansion of INS-Net service areas                 12 areas
--------------------------------------------------------------------------------

(4)  External Financing

The Company issued the following bonds and contracted long-term borrowings for general financing purposes:

                        Bonds and Long-Term Borrowings

--------------------------------------------------------------------------------
                       Amount                           Details
--------------------------------------------------------------------------------
Bonds and notes  (Yen)230.0 billion  . NTT bonds:              (Yen)170 billion
                                     . Euro U.S. dollar notes:     $500 million
                                       (Yen)60.0 billion)
--------------------------------------------------------------------------------
Long-term
borrowings       (Yen)128.0 billion
--------------------------------------------------------------------------------
Total            (Yen)358.0 billion
--------------------------------------------------------------------------------

(5)  Research and Development

In the field of telecommunications, demand for the information sharing market would appear to be set to maintain high growth rates well into the future, fueled by the spread of cellular telephones and personal computers (PCs) and the sharp rise in the use of the Internet and other computer-based communications networks. The structure of information sharing networks is also changing across a wide variety of areas - for example, news can now be received by e-mail, and tickets can be booked over the Internet. Based on this kind of market situation, NTT has energetically engaged in research and development programs that aim, first, to create convenient and secure multimedia services, and, second, to develop the basic and foundation technologies that will support the future of telecommunications.

     R&D expenses for the fiscal year included sales expenses of (Yen) 219.9 billion, and also included an extraordinary loss of (Yen) 106.3 billion caused by extraordinary depreciation for fixed assets for R&D. The Company's principal R&D efforts are outlined below.

 .    Creating convenient and secure multimedia services

     NTT has pushed forward with the research and development of technologies that will underpin the high-speed, wide-band networks which promise to become the foundation of the telecommunications industry in the future. As well as ATM backbone network technologies, NTT is developing high-speed access network technologies that make use of optical fiber or wireless connections, and, at the same time, is also developing next-generation network technologies. Moreover, NTT has successfully developed a new kind of light source that permits the world's highest volume of data transmission along an optical fiber, achieving fiber-optic data transmission speeds of 3 terabits/second.

        NTT has also devoted its energies to the development of a range of technologies designed to be the foundation of information sharing. As well as a crypt system that enhances security for Internet users, NTT has developed technologies that prevent the unlawful use of contents within a network to assure the security of network transmissions.

        NTT has also developed a Japanese-English machine translation system called "ALTFLASH", which is designed for use with newspaper articles on the economy and financial markets that typically use Japanese with a highly standardized structure. In another project, NTT has developed an "Active Search" that enables high-speed search for specific data from a time-series of audiovisual data taken from a commercial or a jingle for an advertisement. NTT's R&D activities during the fiscal year are expected to find applications in a variety of different areas.

 . Building future basic and foundation telecommunications technologies

  To support the economical construction of optical fiber networks, NTT has made substantial progress in developing all-plastic components for the central parts of fiber-cable connectors - a success that promises to make the goal of optical fiber to the home (FTTH) a reality.

     Further, to aid global environmental preservation, NTT is striving to reduce the energy consumption of telecommunications infrastructure. As well as developing large-scale integration (LSI) circuits that can operate at low voltage and other clean-energy technologies, NTT is also working on the development of an MPEG-2 encoder compatible with high-definition television
  (HDTV) applications that consumes about 5% of the electrical power of conventional products. In another development, after beginning to recycle telephone directories, NTT has developed a method of using the secondary wastes thus produced as water purification materials.

2.   ISSUES FACING THE COMPANY

Although it still remains subdued, there are now clear signs of a recovery in consumer spending in the Japanese economy. However, a possible worsening in the employment situation and abundant evidence of a continued slump in capital investment remain acute causes for concern. It is forecast that it will take quite some time before any full-fledged economic recovery takes hold.

     Telecommunications is one of the areas that is expected to spearhead Japanese socioeconomic efficiency and activity. Its market is expected to be resilient as companies and individuals alike begin to participate more and more in the global economy. At the same time as market needs are becoming more sophisticated and diverse, the worldwide trend towards greater telecommunications deregulation is encouraging an accelerating merger and alliance frenzy that spans the traditional boundaries separating industries and nations, and this reorganization of the industry is stimulating competition.

     NTT's response to this fast-changing operating environment is to strengthen its business base, while implementing a wide range of measures towards the realization of a dynamic information sharing society in which text, voice or image information is distributed around the world. One of the first steps on the road to becoming such a "Global Information Sharing Company" is for NTT to contribute to the development of Japan's industries and economy and to support quality-enhanced consumer lifestyles.

     In terms of the main challenges that face the Company, NTT has striven to create a pleasant telecommunications environment through the provision of services that make use of a foundation of advanced digitized networks. For the future, NTT has shifted its focus and concentrated all its efforts on maximizing the full R&D capabilities and resources of the NTT Group in the creation and provision of new services, as well as a wide variety of discount pricing schemes, that together will help to revitalize and enliven the information sharing market in Japan. Alongside this, NTT is strengthening its ability to deliver solution businesses. Furthermore, with regard to the fiber-optic conversion of the access networks that can enable the provision of wide-band services such as video transmission, taking into consideration the demand for such services, NTT is gradually installing the necessary infrastructure.

     In global business, in line with the easing of regulations worldwide, NTT plans to expand the number of destination countries and extend the menu of global services provided under the "Arcstar" brand through subsidiaries. As well as independent development by the NTT Group, NTT will launch a variety of businesses, including tie-ups with companies from Japan and overseas. For example, in Asia, NTT will investigate possibilities of management participation in international carriers. In Europe and America, NTT is aiming to develop its business presence both through strengthening its own service provision capabilities and through joint ventures and alliances with other firms.

     NTT, fully recognizing the gravity of the computer bug problem known as the "Year 2000 Problem", has been actively implementing countermeasures to manage the problem. Going forward, NTT will implement testing of systems and equipment, and also establish supervisory procedures for handling the changeover and subsequent events.

     In regard to the reorganization of NTT, the proposed law to amend the part of Nippon Telegraph and Telephone Corporation Law was passed at the 140th ordinary session of Diet on June 13, 1997 and then promulgated and partially implemented on June 20, 1997. As a result, NTT will continue to exist as a holding company that fully owns two regional companies (Nippon Telegraph and Telephone East Corporation and Nippon Telegraph and Telephone West Corporation) and one long-distance company (NTT Communications Corporation). The holding company will own the shares of the two regional companies and of the long-distance company. It will promote fundamental R&D activities and disseminate their results, act to unify and coordinate the operations of each company concerned, and actively promote Group operations. Furthermore, NTT plans that the holding company will be paid for its services through concluding the contracts as follows: the comprehensive services for its fundamental R&D activities through concluding the contracts with each of NTT's subsidiaries which continuously used results of those R&D activities, and the comprehensive services for the Group growth through concluding the contracts with each company which is within the consolidated accounts in the Group. The regional companies will each provide intra-prefectural telecommunications services, and will be obligated to provide telephone services, which are indispensable to everyday life, on an appropriate, fair and reliable basis. The long-distance company will provide domestic inter-prefectural telecommunications services as a fully private corporation and expand into international telecommunications business.

     NTT will utilize the considerable resources of the entire NTT Group to enable these various companies to thrive in an environment of intensifying international competition, while also continuing to vigorously develop and expand its business through developing a global information sharing business.

     We look forward to the continued support of all our shareholders.

3.  BUSINESS RESULTS AND FINANCIAL POSITION

---------------------------------------------------------------------------------------------------------
                         11th Fiscal year,   12th Fiscal year,   13th Fiscal year,   14th Fiscal year,
                               ended               ended               ended               ended
                          March 31, 1996      March 31, 1997      March 31, 1998      March 31, 1999
---------------------------------------------------------------------------------------------------------
Operating revenues
(billions of yen)             6,234.7             6,371.2              6,322.3            6,137.0
---------------------------------------------------------------------------------------------------------
Recurring profit
(billions of yen)               328.9               365.9                356.6              237.3
---------------------------------------------------------------------------------------------------------
Net income
(billion of yen)                217.4               179.4                176.6              386.2
---------------------------------------------------------------------------------------------------------
Net income per share
(yen)                       13,668.20           11,280.74            11,100.84          24,271.69
---------------------------------------------------------------------------------------------------------
Assets (billion of yen)      11,114.6            11,177.3             10,838.6           11,467.3
---------------------------------------------------------------------------------------------------------
Shareholders' equity
(billions of yen)             4,404.4             4,504.2              4,601.1            4,907.5
---------------------------------------------------------------------------------------------------------

 . In the 11th fiscal year, NTT launched such innovative services as "Catchphone
  II" and "Telehodai" to meet customer needs and made active efforts to bolster sales through the construction of LAN and other corporate information telecommunications systems. Due to these factors, operating revenues amounted to (Yen)6,234.7 billion, recurring profit, to (Yen)328.9 billion, and net income to (Yen)217.4 billion.
 . In the 12th fiscal year, in response to surging demand for computer-based communications media, the Company launched such services as "OCN (Open Computer Network)" services and strove to reinforce its earning power by promoting business activities for corporate customers and by introducing "Voice Warp" services. As a result, operating revenues amounted to
  (Yen)6,371.2 billion, recurring profit reached (Yen)365.9 billion, and net income was (Yen)179.4 billion.
 . In the 13th fiscal year, NTT reduced long-distance call rates and boosted its competitiveness through the launch of new services such as "Area Plus" and "Time Plus", NTT also developed and provided services that meet customer demands such as "Number Display". As a result, operating revenues amounted to
  (Yen)6,322.3 billion, recurring profit reached (Yen)356.6 billion, and net income of (Yen)176.6 billion.
 . For a review of the Company's performance during the 14th fiscal year, please see "1. Business Progress and Results" on page 2.

II.  COMPANY OUTLINE (as of March 31, 1999)

1.   MAJOR BUSINESSES

The Company's major businesses under the Nippon Telegraph and Telephone Corporation Law are domestic telecommunications businesses and related businesses (related services for domestic telecommunications businesses and such other services as are required to fulfill those purposes).

Main services and products are as detailed below.

                        Principal Businesses and Services
--------------------------------------------------------------------------------------------------
Classification   Type of service           Major services
--------------------------------------------------------------------------------------------------
Domestic         Voice Transmission        Telephone subscriber services, Members-Net
Telecommu-       Services                  telephone services, receive-only telephone services,
nications                                  emergency-use telephone services, public telephone
Businesses                                 services, public facsimile, airport radiotelephone
                                           services, INS-Net services, off-talk communications
                                           services
                 ---------------------------------------------------------------------------------
                 Data Transmission         Telegraph subscriber services, circuit-switched
                 Services                  services, pocket-switched services, frame relay
                                           services, cell relay services, facsimile communications
                                           network services, videotex communications services,
                                           Open Computer Network services
                 ---------------------------------------------------------------------------------
                 Leased circuit services   Ordinary leased circuits, high-speed digital leased
                                           circuits, ATM Megalink services, integrated leased
                                           circuits, video transmission circuits, TV relay
                                           services, satellite communications services, radio
                                           leased circuit services
                 ---------------------------------------------------------------------------------
                 Telegram services         Telegram services
                 ---------------------------------------------------------------------------------
                 Other services.           Directory assistance services
--------------------------------------------------------------------------------------------------
Related Businesses                         Sales of telephones and related terminal equipment,
                                           information charge billing and collecting services,
                                           telecommunications consulting, telephone operator
                                           services, training and seminar services
--------------------------------------------------------------------------------------------------

2.  MAJOR OFFICES AND RESEARCH FACILITIES


Head Office:        19-2, Nishi-Shinjuku 3-chome, Shinjuku-ku, Tokyo

Provisional

headquarters:       NTT-Holding Provisional Headquarters (Tokyo)
                    NTT-East Provisional Headquarters (Tokyo)
                    NTT-West Provisional Headquarters (Osaka)
                    NTT-Long Distance and Global Provisional Headquarters
                    (Tokyo)

Branch offices:     60

Overseas offices:   Bangkok, Geneva, Jakarta, Beijing, Manila, Hanoi, Seoul

R&D facilities:     Laboratory Groups
                      Cyber Communications Laboratory Group (Kanagawa) Information Sharing Laboratory Group (Tokyo) Science & Core Technology Laboratory Group
                      (Kanagawa)

                    Laboratories: 12

3.   EMPLOYEES

--------------------------------------------------------------------------------------------------
                              Number of employees                                    Average
                   (change from end of previous fiscal year)     Average age      working years
--------------------------------------------------------------------------------------------------
Male                          109,818    (-6,018)                   43.2               23.3
--------------------------------------------------------------------------------------------------
Female                         28,332    (-1,205)                   43.3               22.6
--------------------------------------------------------------------------------------------------
Total or Average              138,150    (-7,223)                   43.3               23.1
--------------------------------------------------------------------------------------------------

4.   SHARES AND SHAREHOLDERS

(1)  Total number of shares authorized
       to be issued by the Company:                            62,400,000 shares
(2)  Total number of shares issued:                            15,912,000 shares
(3)  Number of shareholders, including holders
       of odd-lot shares:                                       1,568,417
(4)  Principal shareholders:

--------------------------------------------------------------------------------------------------
                                                                  Investment in the principal
                                                                  shareholders by the Company
                                                              -----------------------------------
                                            Ratio of the                          Ratio of the
                                          number of shares                      number of shares
                                             held to the                           held to the
                            Number         total number of        Number         total number of
Name                    of shares held    shares issued (%)   of shares held    shares issued (%)
--------------------------------------------------------------------------------------------------
The Minister of Finance  9,419,339.24           59.20                      0                    0
State Street Bank and
  Trust Company            206,523.00            1.30                      0                    0
The Sumitomo Trust &
  Banking Co., Ltd.        171,730.00            1.08              1,800,912                 0.13
NTT Employee Share-
  Holding Association      151,184.22            0.95                      0                    0
The Mitsubishi Trust and
  Banking Corporation      121,105.00            0.76              1,800,275                 0.14
Boston Safe Deposit
  BSDT Treaty
  Clients Omnibus          102,439.00            0.64                      0                    0
The Chase Manhattan
  Bank, N.A. London         99,751.00            0.63                      0                    0
Morgan Stanley Trust
  Company-Taxable
  Client Account            92,943.00            0.58                      0                    0
Nippon Life Insurance
  Company                   85,717.68            0.54                      0                    0
The Chuo Trust &
  Banking Co., Ltd.         80,862.00            0.51                594,000                 0.20
--------------------------------------------------------------------------------------------------

Note: The ratios of the number of shares held to the total number of shares issued with respect to The Sumitomo Trust & Banking Co., Ltd., The Mitsubishi Trust and Banking Corporation and The Chuo Trust & Banking Co., Ltd., are calculated excluding non-voting preferred shares.

5.  PRINCIPAL SUBSIDIARIES

(1) Principal Consolidated Subsidiaries

----------------------------------------------------------------------------------------------
                  Capitalization     Percentage owned
Company          (millions of yen)  by the Company (%)   Main line(s) of business
----------------------------------------------------------------------------------------------
NTT Mobile        (Yen)474,499            67.1%          Cellular communications services;
Communications                                           development, maintenance, and
Network Inc.                                             sales of cellular communications
                                                         network systems
----------------------------------------------------------------------------------------------
NTT Data               142,520            54.2           Data communications services;
Corporation                                              systems development services
----------------------------------------------------------------------------------------------
NTT                     20,000           100.0           Development, operation, and
Communicationware                                        maintenance of telecommunications
Corporation                                              systems and software
----------------------------------------------------------------------------------------------
NTT Urban               12,699           100.0           Real estate
Development Co.
----------------------------------------------------------------------------------------------
NTT Telecom             12,200           100.0           Management of telecommunications
Engineering Kanta                                        facilities and the sale and
Co.,Ltd.                                                 maintenance of telecommunications
                                                         equipment
----------------------------------------------------------------------------------------------
NTT Power and           10,000           100.0           Design, management, and maintenance
Building Facilities                                      of buildings, equipment,
Inc.                                                     and electric power facilities
----------------------------------------------------------------------------------------------
NTT Tokia Real           5,039           100.0           Real estate
Estate Corporation
----------------------------------------------------------------------------------------------
NTT Kansai Building      4,519           100.0           Real estate
Co.
----------------------------------------------------------------------------------------------
NTT Telecom              4,160           100.0           Management of
Engineering Tokyo                                        telecommunications facilities and
Co., Ltd.                                                the sale and maintenance of
                                                         telecommunications equipment
----------------------------------------------------------------------------------------------

Notes 1. NTT Telecom Engineering Kanto Co., Ltd. and NTT Telecom Engineering
         Tokyo Co., Ltd. are newly included in the above listing owing to an increase in their capital during the 14th fiscal term. Note also that on April 1, 1999, both firms, together with the NTT wholly-owned subsidiary NTT Telecom Engineering Shinetsu Co., Ltd., merged with NTT Telecom Engineering Kanto Co., Ltd., a surviving company. The newly merged company changed its name to NTT-ME Corporation.
      2. On April 1, 1999, NTT Urban Development Co., NTT Tokai Real Estate Corporation, and NTT Kansai Building Co., all merged with the three NTT wholly-owned subsidiaries NTT Hokkaido Estate Co., Ltd., NTT Kyushu Real Estate Corporation and NTT Cred Co., Ltd., with the continuing business trading under the name NTT Urban Development Co.
      3. NTT Data Corporation changed its trading name from NTT Data Communications System Corporation on August 1, 1998.
      4. The combined sales revenues of the above-listed 9 principal subsidiaries were (Yen)3,135.6 billion, and they produced combined net income of (Yen)110.6 billion.

(2) Principal Non-Consolidated Subsidiaries

------------------------------------------------------------------------------------------------------
                      Capitalization      Percentage owned
Company              (millions of yen)    by the Company (%)       Main line(s) of business
------------------------------------------------------------------------------------------------------
NTT America, Inc.          34,160*             100.0%              Provision of Arcstar services in
                                                                   the U.S.
------------------------------------------------------------------------------------------------------
Advanced              (Yen)22,035               56.8               Research and development, and
Telecommunications                                                 exploration of telecommunications
Research Institute                                                 technology
International
------------------------------------------------------------------------------------------------------
NTT Worldwide              20,000              100.0               International leased circuit and
Network                                                            telephone service as a Type I
Corporation                                                        international telecommunications
                                                                   company
------------------------------------------------------------------------------------------------------
U-CARD Inc.                15,600               72.3               Issue and settlement of prepaid
                                                                   cards
------------------------------------------------------------------------------------------------------
NTT Worldwide              12,000              100.0               Global telecommunications
Telecommunications                                                 services as a Type II
Corportion                                                         international telecommunications
                                                                   company
------------------------------------------------------------------------------------------------------
Nippon Information          8,000               50.0               Design and construction of
and Communication                                                  telecommunications networks;
Corporation                                                        systems development and sales
------------------------------------------------------------------------------------------------------
NTT Vietnam                 6,400               55.0               Management of plant engineering
Corporation                                                        and telecommunications business
                                                                   in Vietnam
------------------------------------------------------------------------------------------------------
NTT Living                  6,300              100.0               Real estate
Corporation
------------------------------------------------------------------------------------------------------
NTT International           6,120               98.0               General engineering and
Corporation                                                        consulting for overseas
                                                                   telecommunications businesses
------------------------------------------------------------------------------------------------------
NTT Finance (U.K.)          4,609*             100.0               Fund procurement and securities
Limited                                                            investment
------------------------------------------------------------------------------------------------------
NTT Europe Limited          2,440*             100.0               Fund procurement and securities
                                                                   investment
------------------------------------------------------------------------------------------------------
NTT Logisco Inc.            4,000              100.0               Distribution of
                                                                   telecommunications-related
                                                                   materials and equipment
------------------------------------------------------------------------------------------------------
NTT PC Communications       4,000               96.5               Networking services and
Incorporated                                                       networking SI businesses
------------------------------------------------------------------------------------------------------
NTT Directory               3,500              100.0               Publication of telephone
Services Co.                                                       directories and services related
                                                                   to directory enquiries and
                                                                   telephone numbers
------------------------------------------------------------------------------------------------------

Notes 1. Newly established and listed corporations in the above chart are as follows: NTT Directory Services Co. established December 4, 1998

      2. NTT Vietnam Corporation was added to the above list due to an increase in capital during this term. *Capitalization of NTT America, Inc. and NTT Finance (U.K.) Limited is in 10 thousands of U.S. dollars; capitalization of NTT Europe Ltd. is in 10 thousands of Sterling pounds.

6.  PRINCIPAL LENDERS

-------------------------------------------------------------------------------------------
                                                 Borrowings      Number and percentage
                                                 outstanding    of shares of the Company
Name of lender                               (millions of yen)    owned by the lenders
-------------------------------------------------------------------------------------------
                                                                 Shares            %
The Japan Development Bank                     (Yen)150,090            0.00       0.00
Nippon Life Insurance Company                        64,000       85,717.68       0.54
Sumitomo Life Insurance Company                      58,000       36,186.00       0.23
The Dai-ichi Mutual Life Insurance Company           50,500       51,147.00       0.32
The Industrial Bank of Japan, Limited                41,580       19,278.00       0.12
The Dai-ichi Kangyo Bank, Limited                    39,679       19,380.00       0.12
The Fuji Bank, Limited                               38,679       19,380.00       0.12
The Meiji Mutual Life Insurance Company              32,500       15,290.00       0.10
The Export-Import Bank of Japan                      28,420            0.00       0.00
The Sumitomo Bank, Limited                           25,309       18,360.00       0.12
-------------------------------------------------------------------------------------------

7.  DIRECTORS AND CORPORATE AUDITORS

-------------------------------------------------------------------------------------------------------------------
Position                       Name                   Areas of responsibility or principal occupations
-------------------------------------------------------------------------------------------------------------------
Chairman and                   Shigeo Sawada
Representative Director
-------------------------------------------------------------------------------------------------------------------
President and                  Jun-ichiro Miyazu
Representative Director
-------------------------------------------------------------------------------------------------------------------
Senior Executive               Hidekazu Inoue         Senior Executive Manager of NTT-East Provisional
Vice Presidents                                       Headquarters; In charge of Reorganization
                               ------------------------------------------------------------------------------------
                               Toshiharu Aoki         In charge of Research and Development
                               ------------------------------------------------------------------------------------
                               Kozuo Asada            Senior Executive Manager of NTT-West Provisional Headquarters
-------------------------------------------------------------------------------------------------------------------
Executive Vice                 Masanobu Suzuki        Senior Executive Manager of NTT-Long Distance and Global
Presidents                                            Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Yuji Matsuo            Deputy Senior Executive Manager of NTT-East Provisional
                                                      Headquarters and Senior Executive Manager of Business
                                                      Communications Headquarters of NTT-East Provisional
                                                      Headquarters
                               ------------------------------------------------------------------------------------
                               Toshiyuki              In charge of Accounts and Finance of NTT-Holding
                               Mineshima              Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Norio Wada             Senior Executive Manager of NTT-Holding Provisional
                                                      Headquarters
                               ------------------------------------------------------------------------------------
                               Tadayuki Arai          Deputy Senior Executive Manager of NTT-Long Distance and
                                                      Global Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Satoshi Miura          Deputy Senior Executive Manager of NTT-East Provisional
                                                      Headquarters; In charge of the Pension and Health Insurance
                                                      Center; In charge of Reorganization
                               ------------------------------------------------------------------------------------
                               Michio Takeuchi        Deputy Senior Executive Manager of NTT-West Provisional
                                                      Headquarters; In charge of Reorganization
                               ------------------------------------------------------------------------------------
                               Katsuya Okimi          Deputy Senior Executive Manager of NTT-Long Distance and
                                                      Global Provisional Headquarters and Executive Manager of
                                                      Global Business Division of NTT-Long Distance and Global
                                                      Provisional Headquarters
-------------------------------------------------------------------------------------------------------------------
Senior Vice                    Michitomo Ueno         Deputy Senior Executive Manager of NTT-West Provisional
Presidents                                            Headquarters and Senior Executive Manager of Business
                                                      Communications Headquarters of NTT-West Provisional
                                                      Headquarters
                               ------------------------------------------------------------------------------------
                               Kunihiro Kato          Executive Manager of Cyber Communications Laboratory
                                                      Group of NTT-Holding Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Masaaki Kasahara       General Manager of Osaka Branch
                               ------------------------------------------------------------------------------------
                               Kanji Koide            Executive Manager of Corporate Strategy Planning Office
                                                      and Executive Manager of Department I of NTT-Holding
                                                      Provisional Headquarters; In charge of User Tariff and
                                                      Articles of Agreement concerning Interconnection
                               ------------------------------------------------------------------------------------
                               Yoshiyuki              General Manager of Tokyo Branch
                               Sukemune
                               ------------------------------------------------------------------------------------
                               Jun-ichi Yuki          Executive Manager of Public Telephone Services Division of
                                                      NTT-West Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Kiyoshi Fujita         In charge of the Legal and Internal Audit Department of
                                                      NTT-Holding Provisional Headquarters
                               ------------------------------------------------------------------------------------
                               Shunzo Morishita       Executive Manager of Technology Department of NTT-East
                                                      Provisional Headquarters; In charge of the Interconnection
                                                      Promotion Department of NTT-East Provisional Headquarters
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Position                        Name                             Areas of responsibility or principal occupations
-------------------------------------------------------------------------------------------------------------------------------
Senior Vice                     Shigehiko Suzuki                 Executive Manager of Department III of  NTT-Holding
Presidents                                                       Provisional Headquarters and Executive Manager of
                                                                 Information Sharing Laboratory Group of NTT-Holding
                                                                 Provisional Headquarters
                                -----------------------------------------------------------------------------------------------
                                Mamoru Ishida                    General Manager of Solution Business Division of NTT-Long
                                                                 Distance and Global Provisional Headquarters and Executive
                                                                 Manager of Sales and Marketing Department II of Solution
                                                                 Business Division of NTT-Long Distance and Global
                                                                 Provisional Headquarters
                                -----------------------------------------------------------------------------------------------
                                Nobuharu Ono                     Deputy Senior Executive Manager of Business
                                                                 Communications Headquarters of NTT-East Provisional
                                                                 Headquarters and Executive Manager of Multimedia Service
                                                                 Promotion Department of NTT-East Provisional Headquarters
                                -----------------------------------------------------------------------------------------------
                                Susumu Fukuzawa                  Executive Manager of Accounts and Finance Department of
                                                                 NTT-West Provisional Headquarters; In charge of
                                                                 Interconnection Promotion Department of NTT-West
                                                                 Provisional Headquarters
-------------------------------------------------------------------------------------------------------------------------------
Director and                    Ryuzo Sejima                     Special Counsellor of ITOCHU Corporation
Counsellor to the
President
-------------------------------------------------------------------------------------------------------------------------------
Full-time Corporate             Masayuki Kojima
Auditors
                                -----------------------------------------------------------------------------------------------
                                Tadashi
                                Yamamoto
                                -----------------------------------------------------------------------------------------------
                                Keisuke Sada
                                -----------------------------------------------------------------------------------------------
                                Toshio Hayata
-------------------------------------------------------------------------------------------------------------------------------

Note: Of the Corporate Auditors, Mr. Masayuki Kojima and Mr. Tadashi Yamamoto are outside Corporate Auditors assigned in accordance with Item 1 of
      Article 18 of the Law of Special Exceptions to the Commercial Code regarding corporate auditing.

The following is a list of directors who resigned or retired during the fiscal year:

-------------------------------------------------------------------------------------------------------------------------------
Position                                               Name                           Date of resignation or retirement
-------------------------------------------------------------------------------------------------------------------------------
Executive Vice President                               Toshio Hayata*                        June 26, 1998
Executive Vice President                               Shigeru Ikeda*                        June 26, 1998
Executive Vice President                               Shuichi Kizuka*                       June 26, 1998
Executive Vice President                               Hitoshi Tajima*                       June 26, 1998
Executive Vice President                               Hiroshi Ishikawa*                     June 26, 1998
Senior Vice President                                  Shaichi Makino*                       June 26, 1998
Senior Vice President                                  Tatsuo Izawa*                         June 26, 1998
Director and Counsellor to the
   President                                           Masashi Kojima*                       June 26, 1998
Full-time Corporate Auditor                            Satoshi Hirose**                      June 26, 1998
Full-time Corporate Auditor                            Tokuhiko Shiota**                     June 26, 1998
Executive Vice President                               Hiroshi Ishihara**                    January 25, 1999
Executive Vice President                               Kiyoshi Mita**                        January 25, 1999
Senior Vice President                                  Hirofumi Shimada**                    January 25, 1999
Senior Vice President                                  Masahiro Shibao**                     January 25, 1999
Senior Vice President                                  Ryuji Nunotani**                      January 25, 1999
Senior Vice President                                  Yashinori Udo**                       January 25, 1999
Senior Vice President                                  Seiji Takashima**                     January 25, 1999
Senior Vice President                                  Toshiaki Fukui**                      January 25, 1999
Senior Vice President                                  Shin-ichi Aizawa**                    January 25, 1999
Senior Vice President                                  Yoshio Bessyo**                       January 25, 1999
-------------------------------------------------------------------------------------------------------------------------------

*resigned
**retired

          III.  MAJOR EVENTS AFTER THE END
                OF THE FISCAL YEAR

          At the meeting of the Board of Directors held on March 5, 1999, it was resolved that the Company would issue a total amount of not more than
          (Yen)300 billion in bonds, including NTT bonds, foreign currency denominated bonds and other bonds, during the period from April through June 1999. In line with this resolution, the Company issued the 40th series of NTT bonds, with a maturity of 10 years and in the amount of (Yen)120 billion, on April 28, 1999, and the 1st series Euro-denominated Eurobonds, with a maturity of 7 years and in the amount of 750 million Euro ((Yen)95.3 billion), on May 14, 1999.





          ---------------------------------------------------------------------
          Note: The figures given in this business report are rounded down to eliminate amounts less than the units shown.

                                 BALANCE SHEET
                              (at March 31, 1999)

                                                               (millions of yen)

--------------------------------------------------------------------------------------------------------
 ASSETS                           (YEN)11,467,394      LIABILITIES                        (YEN)6,559,806
--------------------------------------------------------------------------------------------------------
FIXED ASSETS                            9,361,082      LONG-TERM LIABILITIES                   4,269,174
Fixed assets for telecommuni-                          Bonds                                   1,593,065
cations business:                       8,929,958      Long-term debt
625,912
Property, plant and equipment           8,514,070      Long-term debt from affiliated
  Telecommunications equipment          2,147,254      company                                       424
  Lines                                    58,367      Severance payments                      2,030,752
  Telecommunications satellite             20,564      Others                                     19,019
                                                       -------------------------------------------------
  Terminals                                46,422      CURRENT LIABILITIES                     2,290,631
  Local telephone service lines         1,332,377      Current portion of long-term debt         447,562
  Long-distance telephone                              Accounts payable                          410,528
   service lines                          113,116
  Civil engineering equipment           1,866,816      Accrued liabilities                       392,919
  Buildings                             1,757,243      Accrued expenses                          116,319
  Structures                               77,120      Accrued corporate tax                     425,924
  Machinery                                14,935      Advances received                          49,384
  Vehicles and vessels                      1,642      Deposits received                          15,093
  Tools and fixtures                      216,973      Unearned income                                61
  Land                                    461,734      Account payable from affiliated
  Construction in progress                399,502       company                                  289,408
                                                       Accrued liabilities from affiliated
-------------------------------------------------
Intangible assets:                        415,887      company                                   116,477
  Interest of use of equipment            118,269      Short-term borrowings from
  Software                                293,729      affiliated company                          9,155
  Leasehold                                 3,513      Others                                     17,796
  Others                                      374
-------------------------------------------------
Investments:                              431,123
                                                       -------------------------------------------------
  Investment securities                    54,014      SHAREHOLDERS EQUITY                     4,907,588
                                                       -------------------------------------------------
  Investments in capital                    2,306     COMMON STOCK                               795,600
  Investments in affiliates               347,268     LEGAL RESERVE                            2,637,929
  Long-term loans                           1,338     Legal capital reserve                    2,530,476
  Prepaid costs                            11,569     Legal earned reserve                       107,453
                                                       -------------------------------------------------
  Others                                   43,233
Allowance for bad debt                     (2,505)
Investment valuation reserve              (26,103)    RETAINED EARNINGS                        1,474,058
-------------------------------------------------
CURRENT ASSETS                          2,106,312     Special depreciation reserve                64,196
Cash                                      520,983     General reserves                           895,000
Notes receivable                              335     Unappropriated retained earnings
Accounts receivable                       830,983      for the year                              514,861
Accounts receivable, others                13,929          [Net income for the year              386,211]
                                                       -------------------------------------------------
Inventories                                34,885
Advance payments                           15,400
Prepaid expenses                            6,778
Short-term loan to affiliated
 company                                   83,381
Short-term loans                          580,795
Other current assets                       32,058
Allowance for bad debt                    (13,220)
-------------------------------------------------
                                                       Total liabilities and shareholders'
Total assets                      (Yen)11,467,394      equity                            (Yen)11,467,394
--------------------------------------------------------------------------------------------------------

Notes 1. In the figures above, amounts less than one million yen are rounded down.
      2. The significant accounting policies and notes are stated on pages 25 to 29 of this report.

                              STATEMENT OF INCOME
                    (from April 1, 1998, to March 31, 1999)


                                                                                   (millions of yen)
----------------------------------------------------------------------------------------------------
RECURRING INCOME (LOSS)
----------------------------------------------------------------------------------------------------
  OPERATING INCOME (LOSS)
  Telecommunications business
  Operating revenues                                                                 (Yen)5,748,404
    Voice transmission                                                                    4,599,272
    Data transmission                                                                       111,669
    Leased circuit                                                                          640,020
    Telegram                                                                                 84,423
    Other                                                                                   313,017
  Operating expenses                                                                      5,515,533
    Business expenses                                                                     1,219,718
    Running cost                                                                            100,276
    Repair and maintenance                                                                1,315,072
    Common expenses                                                                         438,222
    Administrative expenses                                                                 410,934
    R&D expenses                                                                            110,806
    Depreciation                                                                          1,487,151
    Removal of fixed assets                                                                 252,247
    Rent for telecommunications equipment                                                       634
    Miscellaneous taxes                                                                     180,469
  Telecommunications business net income                                                    232,871
  Related business
    Operating revenues                                                                      388,599
    Operating expenses                                                                      377,638
  Related business net income                                                                10,960
  Total operating income                                                                    243,831
----------------------------------------------------------------------------------------------------
  NONOPERATING INCOME (LOSS)
  Nonoperating revenues                                                                     112,897
    Interest income                                                                           3,144
    Dividend income                                                                           6,008
    Rent                                                                                     82,544
    Other income                                                                             21,200
  Nonoperating expenses                                                                     119,359
    Interest expenses                                                                        22,086
    Debenture interest                                                                       77,318
    Loss on securities revolution                                                             7,691
    Other expenses                                                                           12,263
  Recurring profit                                                                          237,368
----------------------------------------------------------------------------------------------------
  EXTRAORDINARY INCOME (LOSS)
  Extraordinary income                                                                      823,929
    Gain on sales of related companies' stock                                               823,929
  Extraordinary loss                                                                        175,587
    Loss from reorganization of related companies                                            43,136
    Investment valuation allowance                                                           26,103
    Extraordinary depreciation for fixed assets for R&D                                     106,347
  Income before taxes                                                                       885,711
  Income taxes                                                                              499,500
  Net income for the year                                                                   386,211
  Unappropriated retained earnings brought forward                                          172,408
  Interim dividends                                                                          39,779
  Transfer to legal reserve relating to interim dividends                                     3,977
  Unappropriated retained earnings at end of year                                           514,861
----------------------------------------------------------------------------------------------------

Notes: 1. In the figures above, amounts less than one million yen are rounded down.
       2. The significant accounting policies and notes are stated on pages 25 to 29 of this report.

SIGNIFICANT ACCOUNTING POLICIES

1. Method of accounting for depreciation and amortization of fixed assets in accordance with the provisions of the Japanese Corporation Tax Law, depreciation of property, plant and equipment is computed by the declining-balance method (with the exception of buildings, for which the straight-line method is used). Amortization of intangible assets is calculated by the straight-line method.

     In addition, from this fiscal year the useful life of buildings has been shortened in line with the changes to the tax system made in the fiscal year ended March 1999.

     In line with the change, compared with using the values for useful life from the previous year, depreciation expenses have increased by (Yen)6,998 million, with recurring profit and income before income taxes therefore falling by the corresponding amount.

2.   Basis and method of evaluating marketable securities

Listed marketable securities:      Stated at the lower of cost or market, cost
                                   being determined by the moving average method

Other securities:                  Stated generally at cost, cost being
                                   determined by the moving average method.

3.   Basis and method of evaluating inventories

Inventories are stated at cost determined by the annual average method.

4.   Accounting for deferred assets

The full amounts of bond discounts and expenses related to bond issued are charged to income as incurred or paid.

5.   Accounting for allowances

(1)  Allowance for bad debt

In order to prepare for possible losses from write-off of bad debt, "Allowance for bad debt" is provided for in an amount determined by the method prescribed by the Japanese Corporation Tax Law for allowing deductions (transfer rate based on actuals). In addition, allowance is provided against specific receivables based on the evaluation of possibility of collection.
     Note also that, whereas previously the transfer limit as stipulated in the Japanese Corporation Tax Law was calculated at the statutory transfer rate, from this fiscal year, in line with the changes to the tax system made in the fiscal year ended March 1999, the calculation method has been changed to use the transfer rate based on actuals. The influence of this accounting change on recurring profit and income before taxes is negligible.

(2)  Investment valuation allowance

This allowance is calculated as the amount necessary to cover any losses expected to arise from the transfer of investment securities, investments and investments in affiliates from the Company to the two regional companies (Nippon Telegraph and Telephone East Corporation and Nippon Telegraph and Telephone West Corporation) and the long-distance company (planned name NTT Communications Corporation), as planned in connection with the implementation of the reorganization of NTT during 1999, taking into consideration the financial status of those parties in which the Company has funds invested.

(3)  Allowance for severance payments

In order to provide for payments of employees' retirement benefits, "Severance payments" are set up based on the present value of the benefits payable upon voluntary retirement of all eligible employees at the balance sheet date.

     In addition, the reserve balance is increased by the amount of the benefits applicable to all employees who are in service with the Company at the balance sheet date. The amount of benefits in this context is determined by the amount of retirement benefits recognized in respect of all employees at the time of incorporation of the Company pursuant to the Nippon Denshin Denwa Kabushiki Kaisha Law, less the amount of such benefits determined by the present value method.

6. Accounting for monetary liabilities in a foreign currency covered by forward exchange contracts.

Foreign currency bonds issued with forward exchange contracts are translated into yen at the contracted forward rate. Exchange differences resulting from the use of the contracted rate are amortized over the period through the month of settlement of the contracts on a monthly basis.
     Note also that, of the specified exchange differences on forward contracts,
(Yen)62 million of profit has been accounted for in this fiscal year as a deduction from the loss on exchange differences contained within other expenses in the nonoperating expenses section of the Statement of Income. Additionally,
(Yen)105 million for the following fiscal year is being accounted for in the balance sheet, split between (Yen)50 million as other fixed liabilities and
(Yen)54 million as prepaid income.

7.  Non-contributory funded pension plan

A non-contributory funded pension plan was introduced on June 1, 1992, as a part of the Company's severance payment system to employees. The assets of the pension fund amounted to (Yen)468,842 million at February 28, 1999.
     Excess portion of the allowance for employees' severance payments is being reversed over an approximately 19-year period for which the past service liabilities are contributed and such contributions, net of reversals, are included in operating expenses.

8.  Accounting for consumption tax
Consumption tax is eliminated from the amount of recorded transactions.

Changes in presentation

1. Previously, accrued business tax and accrued business office tax were listed as accrued business taxes. However, in line with the changes made to the accounting regulation of the telecommunications business laws, from this fiscal year accrued business tax ((Yen)90,822 million) has been included within accrued corporate taxes, and accrued business office tax ((Yen)1,287 million) has been included in accrued liabilities.

2. In line with the changes made to the accounting regulation of the telecommunications business laws, from this fiscal year the operating revenue classifications for the telecommunications business operating income (loss) in the Statement of Income have been amended as follows: part of the items previously listed as telephone revenues and part of other revenues have been included as voice transmission revenues; further, the items previously listed as telegraph revenues, data transmission revenues and other revenues have been included within data transmission revenues.

NOTES TO THE BALANCE SHEET

1. Fixed assets for related business are included in fixed assets for telecommunications business due to the amount not being material.

2.  Accumulated depreciation of property, plant and equipment amounted to
(Yen)17,838,390 million.

3. Monetary receivables from and payables to the Company's subsidiaries and controlling shareholders are as follows:
(1) Subsidiaries
     Long-term monetary receivables:         (Yen)8,983 million
     Short-term monetary receivables:       (Yen)82,310 million
     Long-term monetary payables:              (Yen)423 million
     Short-term monetary payables:         (Yen)387,885 million
(2) Controlling shareholders
     Short-term monetary receivables:        (Yen)3,483 million
     Short-term monetary payables:             (Yen)347 million

4. Investments in shares of subsidiaries and investments in non-stock capital of subsidiaries included in investments in affiliates are as follows:
     Shares of subsidiaries:               (Yen)268,399 million
     Non-stock capital of subsidiaries:        (Yen)449 million

5.  Major assets and liabilities denominated in foreign currencies are as follows:
(1) Assets denominated in foreign currencies
     Investment securities:                  (Yen)6,073 million
                                    U.S. dollars               26,382,000
                                    Thai baht                 891,714,000
     Investments in affiliates:            (Yen)129,864 million
                                    U.S. dollars              407,516,000
                                    Philippine pesos       13,110,559,000
                                    Sri Lanka rupees       13,206,950,000
                                    Pounds sterling            24,400,000
                                    Singapore dollars          45,855,000
                                    Malaysian ringgits         64,000,000
                                    New Taiwan dollars        100,000,000
                                    Hong Kong dollars          26,000,000
                                    Australian dollars          4,400,000
                                    Brasil reales               3,032,000
                                    Deutsche marks              2,070,000
                                    French francs               6,750,000

(2) Liabilities denominated in foreign currencies
     Bonds and notes:                      (Yen)609,629 million
     (Including those maturing within one year)
                                    U.S. dollars            3,350,000,000
                                    Pounds sterling           350,000,000
                                    Swiss francs              840,000,000
                                    Canadian dollars          400,000,000
                                    Deutsche marks            400,000,000
     Long-term borrowings:                  (Yen)12,764 million
     (Including those maturing within one year)
                                    U.S. dollars               90,379,000
                                    Thai baht                 675,541,000
     Accrued expenses:                       (Yen)6,761 million

                         U.S. dollars      76,452,000
                         Pounds sterling   15,791,000
                         Swiss francs      19,195,000
                         Canadian dollars   9,908,000


6.   Treasury stock included in other current assets: (Yen)131 million

7. Consumption tax is stated at the net amount of consumption tax received and paid, and included in other current liabilities.

8. Pursuant to Article 8 of the Nippon Denshin Denwa Kabushiki Kaisha Law, all the Company's assets are pledged as general collateral for bonds. The Company also deposits investment securities of (Yen)50 million as a guarantee under the terms of the Real Estate Business Law.

9.   Guaranteed deposits: (Yen)476 million

10. Contingent liabilities: Contract for acceptance of obligations regarding corporate bonds (Yen)150 billion

11.  Net income per share: (Yen)24,271.69

NOTES TO THE STATEMENT OF INCOME

1.   Operating expenses incurred through transactions with subsidiaries were
(Yen)1,295,212 million. Operating income earned through transactions with subsidiaries was (Yen)646,320 million. Non-operating transactions with subsidiaries totaled (Yen)355,565 million.

2. Operating expenses incurred through transactions with controlling shareholders were (Yen)10,866 million. Operating income earned through transactions with controlling shareholders was (Yen)5,370 million. Non-operating transactions with controlling shareholders were (Yen)208 million.

3. Extraordinary depreciation for fixed assets for R&D are related to the revision of the R&D system for fundamental research undertaken in connection with the implementation of the Company's reorganization. This amount represents the cost of an extraordinary depreciation of R&D fixed assets.

4. In line with the changes made to the accounting regulation of the telecommunications business laws, from this fiscal year, business taxes, amounting to (Yen)106,400 million within this fiscal year including an extraordinary income (loss) or (Yen)81,800 million, have been included, in addition to corporation and inhabitants' taxes totaling (Yen)393,100 million during this fiscal year, within income taxes.

PROPOSAL OF APPROPRIATION
OF UNAPPROPRIATED RETAINED EARNINGS

-------------------------------------------------------------------------------
Item                                                                     Amount
-------------------------------------------------------------------------------
Unappropriated retained earnings for the year              (Yen)514,861,922,025
Reversal of special depreciation reserve                         14,393,256,833
Total                                                           529,255,178,858
Proposal of appropriation:
Legal earned reserve                                             11,953,000,000
Cash dividends ((Yen)7,500 per share          )                 119,339,121,450
               ( year-end dividend (Yen)2,500)
               ( special dividend (Yen)5,000  )
Bonuses to directors and corporate auditors                         190,000,000
[Portion to corporate auditors]                                     [21,600,000]
Reserve for buy-back of shares                                  120,000,000,000
Special depreciation reserve                                      4,456,192,329
Profits brought forward                                         273,316,865,079
-------------------------------------------------------------------------------

Notes 1. An interim dividend of (Yen)39,779,942,650 ((Yen)2,500 per share) was paid to shareholders on December 11, 1998.
      2.  The reserve for buy-back of shares is for the purpose of acquiring treasury stock and retiring of stock through retained profits.
      3.  Reversal and provision of the special depreciation reserve are in accordance with the Special Taxation Measures Law.

Certified Copy

INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS' REPORT

                                                         May 17, 1999

Mr. Jun-ichiro Miyazu
President and Representative Director
Nippon Telegraph and Telephone Corporation

                                                 Asahi & Co.

                                                 Tadashi Nizawa, C.P.A.,
                                                 Representative Partner and
                                                 Engagement Partner

                                                 Takuichi Aroi, C.P.A.,
                                                 Representative Partner and
                                                 Engagement Partner

                                                 Chuo Audit Corporation

                                                 Tokugoro Murayama, C.P.A.,
                                                 Representative Partner and
                                                 Engagement Partner

                                                 Tsutomu Kawaguchi, C.P.A.,
                                                 Representative Partner and
                                                 Engagement Partner

Pursuant to Article 2 of the Law for Special Exceptions to the Commercial Code concerning audit, etc., of joint stock corporations (kabushiki kaisha), we have examined the balance sheet, the statement of income, the business report (with respect to accounting matters only), the proposal of appropriation of unappropriated retained earnings and the supplementary schedules (with respect to accounting matters only) of Nippon Telegraph and Telephone Corporation for the 14th fiscal year from April 1, 1998, to March 31, 1999. The accounting matters included in the business report and supplementary schedules referred to above, which are subject to our examination, are limited to those derived from the accounting books and records of the Company.

     Our examination was made in accordance with generally accepted auditing standards in Japan and included such auditing procedures as are normally required.

As a result of our examination, we state our opinions as follows:

(1) The balance sheet and the statement of income present fairly the financial position and the results of operations of the Company, in conformity with the applicable laws and regulations and the Company's articles of incorporation.

(2) The business report (with respect to accounting matters only) presents fairly the status of the Company, in conformity with the applicable laws and regulations and the
                                      30

     Company's articles of incorporation.
(3) The proposal of appropriation of unappropriated retained earnings is in conformity with the applicable laws and regulations and the Company's articles of incorporation.
(4) There are no matters to be noted in the supplementary schedules (with respect to accounting matters only) in accordance with the provisions of the Commercial Code.

Subsequent events with respect to the issue of bonds and notes, which may have a significant effect on the financial position and results of operations of the Company in the following fiscal years, are described in Section III of the business report under the heading "III. Major Events after the End of the Fiscal year."

     We, both Asahi & Co. and Chua Audit Corporation, and respective engagement partners, have no interest in the company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law.

Certified Copy

BOARD OF CORPORATE AUDITORS' REPORT

The Board of Corporate Auditors has been given a report by each Corporate Auditor on the method and results of his audit regarding the Directors' execution of their duties for the 14th fiscal year from April 1, 1998, to March 31, 1999, and, after discussion at the meetings of the Board, prepared this Board of Corporate Auditors' Report. The Board hereby reports as follows:

1.  Outline of the method of the audit by Corporate Auditors
According to the policy decided by the Board of Corporate Auditors, each Corporate Auditor has attended the meetings of the Board of Directors and other important meetings of the Company, received a report from the Directors and Officers on the Company's operations, reviewed important documents for internal approval, examined the operations and assets of the head office and other main offices, made necessary inquiries to the Company's subsidiaries regarding their operations, made necessary inquiries to the Certified Public Accountants regarding their audits and examined the financial statements and supplementary schedules.

2.  Results of the audit
(1) The method and results of the audit by the Certified Public Accountants, Asahi & Co. and Chuo Audit Corporation are adequate.
(2) The business report states fairly, in conformity with the applicable laws and regulations and the Company's articles of incorporation, the position of the Company.
(3) With regard to the proposed appropriation of unappropriated retained earnings, nothing unusual is to be noted in light of the status of the Company's assets and other circumstances.
(4) The supplementary schedules state fairly the information required to be set forth therein and nothing unusual is to be noted.
(5) With respect to the performance of Directors' duties, neither illegal acts nor any item in violation of the laws, the regulations of the Company's articles of incorporation is to be noted.

With respect to the Directors' transactions which compete with the business of the Company, transactions between the Directors and the Company which conflict with the interests of the Company, free distribution of profits undertaken by the Company, any extraordinary transactions with the Company's subsidiaries or any shareholder of the Company and such transactions as the acquisition and disposal by the Company of its own shares, we have examined these items, in addition to the aforementioned method of examination by means of a more detailed inspection of the circumstances of such transactions, etc, as we deemed necessary, and found no violation of duties by the Directors of the Company.

May 24, 1999
          Nippon Telegraph and Telephone Corporation
          The Board of Corporate Auditors
          Full-Time Corporate Auditor    Masayuki Kajima (seal)
          Full-Time Corporate Auditor    Tadashi Yamamoto (seal)
          Full-Time Corporate Auditor    Keisuke Sada (seal)
          Full-Time Corporate Auditor    Toshio Hayata (seal)

Note: Mr Masayuki Kojima, Corporate Auditor, and Mr Tadashi Yamamoto, Corporate
      Auditor, are outside Corporate Auditors assigned in accordance with Item 1 of Article 18 of the Law for Special Exceptions to the Commerical Code regarding corporate auditing.

REFERENCE DOCUMENTS CONCERNING THE EXERCISE OF VOTING RIGHTS

1.   Total number of shares owned by shareholders with voting rights:
     15,862,337

2.   Matters for resolution and reference

 .    First Item    Approval of proposed appropriation of unappropriated retained earnings for the 14th fiscal year ended March 31, 1999

The Company proposes to make an appropriation of unappropriated retained earnings for this fiscal year, as described in the chart on page 29.

     An interim dividend of (Yen)2,500 per share was paid in December 1998. The year-end dividend for this fiscal year is proposed to also be (Yen)2,500 per share, to which has been added a special dividend of (Yen)5,000 per share in commemoration of the successful listing of NTT subsidiary, NTT Mobile Communications Network Inc. (NTT DoCoMo) on the First Section of the Tokyo Stock Exchange, for a dividend of (Yen)7,500 per share.

     Further, the Board submits the Second Item for the approval of shareholders in connection with reserves for buy-back of shares.

 .    Second Item   Acquisition and Retirement of company stock through retained profits

In accordance with Item 2 of Article 212 of the Commercial Law of Japan, the Board of Directors seeks the approval of shareholders to acquire and retire stock of the Company during the period beginning from the conclusion of this meeting and continuing to the conclusion of the next Ordinary General Meeting of Shareholders. The number of shares to be acquired shall not exceed 120,000 shares of common stock. The cost of the acquisition shall not exceed (Yen)120 billion with such funds derived from retained profits of the Company.

 .    Third Item    Reorganization of NTT (Transfers of businesses)

1.   REASONS FOR TRANSFERRING BUSINESSES
The proposed law to amend the part of Nippon Telegraph and Telephone Corporation Law was passed at the 140th ordinary session of Diet on June 13, 1997, and then promulgated and partially implemented on June 20, 1997.

     On May 10, 1999, NTT applied for approval from the Minister of Posts and Telecommunications for "the Implementation Plans Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations for Nippon Telegraph and Telephone Corporation", which were prepared in accordance with "the Basic Principles Concerning the Transfer of the Business Activities and Succession of the Rights and Obligations of Nippon Telegraph and Telephone Corporation" as drawn up in accordance with the provisions of the aforementioned legislation. On May 21, NTT received the Minister of Posts and Telecommunications' approval for the plans. In conjunction with these approved implementation plans that set out how the business transfer will occur, reorganization will be implemented in which NTT will become a holding company holding all the shares in two regional companies (Nippon Telegraph and Telephone East Corporation and Nippon Telegraph and Telephone West Corporation) and one long-distance company (NTT Communications Corporation).

     The transfers of businesses will be accomplished by transferring at 0:00 a.m., on July 1, 1999, the relevant NTT business activities to the respective wholly-owned subsidiaries, Nippon Telegraph and Telephone East Corporation, Nippon Telegraph and Telephone

West Corporation, and NTT Communications Corporation,

     Nippon Telegraph and Telephone East Corporation will inherit the business activities being managed through NTT-East Provisional Headquarters, namely the intro-prefectural telecommunications services in the Hokkaido, Tohoku, Tokyo and Shinetsu regions and related services. Nippon Telegraph and Telephone West Corporation will inherit the business activities being managed through NTT-West Provisional Headquarters, namely the intra-prefectural telecommunications services in the Tokai, Hokuriku, Kansai, Chugoku, Shikoku and Kyushu regions and related services.

     NTT Communications Corporation will inherit all the business activities comprising the domestic inter-prefectural telecommunications and multimedia network services and related services currently managed through NTT-Long Distance and Global Provisional Headquarters.

     As the revolutions of multimedia and globalization sweep through the business world,this reorganization provides the NTT Group with an excellent opportunity to transform itself from within, with the aim of becoming a "Global information sharing group". As well as providing for higher level of services to customers, it should help boost the performance of the NTT Group as a whole.

     In addition to that, the fair and effective competition between the succeeding companies and other firms will spur the fresh development and expansion of the information market, and contribute to the development of NTT's operations.

     NTT trusts that the shareholders will appreciate the aims of this plan and give their approval to the transfers of businesses.

2.   CONTENTS OF BUSINESS TRANSFER AGREEMENT

Business Transfer Agreement (Copy)

(1)  Nippon Telegraph and Telephone East Corporation

Nippon Telegraph and Telephone Corporation (hereinafter referred to as "Party A") and Nippon Telegraph and Telephone East Corporation (hereinafter referred to as "Party B") hereby conclude the following contract concerning the transfer of business through the contribution and transfer of associated assets from Party A to Party B in association with the establishment of the latter based on the stipulations laid down in Article 5 of the Supplementary Provisions of the law to amend the part of Nippon Telegraph and Telephone Corporation Law (Law No. 98 of 1997) and pursuant to the Succession Plan (approved by the Minister of Posts and Telecommunications on May 21, 1999) as specified in the stipulations of Clause 6 of the aforesaid Article.

                                  Objective
                                  Article 1.

As of 0:00 a.m., on July 1, 1999 (hereinafter referred to as "the Transfer Date"), Party A shall assign and Party B shall assume the business which has been conducted by NTT-East Provisional Headquarters of Party A until the Transfer Date (hereinafter referred to as the "Business")

                                Transfer Assets
                                  Article 2.

The assets to be contributed or transferred from Party A to Party B in accordance with Article 1. (hereinafter referred to as the "Transfer Assets") shall be any and all fixed assets, liquid assets, fixed liabilities and current liabilities of the Business and all rights and obligations associated with the Business as of the Transfer Date. The details related to these Transfer Assets shall be determined upon consultation between the parties.

                    Transfer price, method of payment, etc.
                                  Article 3.

1. The transfer price of the Transfer Assets shall be determined through discussions between the parties, based the fair market value of the Transfer Assets on the Transfer Date. However, for other specified portions of the Transfer Assets, such as land holdings, the transfer price shall be determined through discussion between the parties, based on the lower of the fair market value or relevant book value of the Transfer Assets on the Transfer Date.

2. The method, time, etc. of the payment of the consideration provided in the preceding paragraph shall be determined upon consultation between the parties.

                                 Delivery Date
                                  Article 4.

1. The Transfer Assets shall be delivered on the Transfer Date; however, this date may be changed upon the mutual consent of the parties when potential legal restrictions or transfer procedures so require.

2. The details of the procedures necessary for the delivery of the Transfer Assets shall be determined upon consultation between the parties.

                        Duty of care of a good manager
                                  Article 5.

During the time period between the execution of this Agreement and the completion of the delivery of the Transfer Assets to Party B, Party A shall manage the Transfer Assets with the care of a good manager. Party A shall consult with Party B prior to making any major changes to the Transfer Assets.

                              Registration, etc.
                                  Article 6.

Where registration, recordation, etc. of a Transfer Asset is required, such shall be carried out on or after the Transfer Date without delay.

                    In the event of change of circumstances
                                  Article 7.

Should a natural disaster and/or any other circumstance or event cause a significant change in the Transfer Assets after the execution of this Agreement but before the completion of delivery of the Transfer Assets, or should any other circumstance or event frustrate the objective of this Agreement, the parties may change or cancel this Agreement upon consultation between the parties.

                                  Employees
                                  Article 8.

Party B undertakes to take on all employees of Party A engaged in the Business on the Transfer Date. The details of this transfer shall be determined upon consultation between the parties.

          Approval of the transfer by General Meeting of Shareholders
                                  Article 9.

Party A shall hold a General Meeting of Shareholders prior to the Transfer Date in order to obtain the respective shareholders' approval for the execution of this Agreement.

                     Agreement validity and implementation
                                  Article 10.

This Agreement shall be deemed invalid in the event that Party A fails to obtain approval from its shareholders (as stipulated in Article 9) or is unable to obtain approval or permission required by law.

                                 Other matters
                                  Article 11.

Matters not stipulated in this Agreement and other matters necessary for the Business transfer shall be determined upon consultation between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate, and both parties have signed, sealed, and retained a copy of the same.

May 28, 1999

Party A
Nippon Telegraph and Telephone Corporation
19-2, Nishi-Shinjuku 3-chome, Shinjuku-ku, Tokyo, Japan
President and Representative Director
Jun-ichiro Miyazu

Party B
Nippon Telegraph and Telephone East Corporation Organizing Committee 8-1, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo, Japan
Chairman
Sho Nasu

(2) Nippon Telegraph and Telephone West Corporation

Nippon Telegraph and Telephone Corporation (hereinafter referred to as "Party A") and Nippon Telegraph and Telephone West Corporation (hereinafter referred to as "Party B") hereby conclude the following contract concerning the transfer of business through the contribution and transfer of associated assets from Party A to Party B in association with the establishment of the latter based on the stipulations laid down in Article 5 of the Supplementary Provisions of the law to amend the part of Nippon Telegraph and Telephone Corporation Law (Law No. 98 of 1997) and pursuant to the Succession Plan (approved by the Minister of Pasts and Telecommunications on May 21, 1999) as specified in the stipulations of Clause 6 of the aforesaid Article.

                                  Objective
                                  Article 1.

As of 0:00 a.m., on July 1, 1999 (hereinafter referred to as "the Transfer Date"), Party A shall assign and Party B shall assume the business which has been conducted by NTT-West Provisional Headquarters of Party A until the Transfer Date (hereinafter referred to as the "Business")

  (Articles 2-11 are identical to the corresponding articles in the business transfer agreement of Nippon Telegraph and Telephone East Corporation, and are omitted in the interests of saving space.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate, and both parties have signed, sealed, and retained a copy of the same.

May 28, 1999

Party A

Nippon Telegraph and Telephone Corporation
19-2, Nishi-Shinjuku 3-chome, Shinjuku-ku, Tokyo, Japan
President and Representative Director
Jun-ichiro Miyazu

Party B

Nippon Telegraph and Telephone West Corporation Organizing Committee 8-1, Kasumigaseki 3-chome, Chiyodo-ku, Tokyo, Japan
Chairman
Sho Nasu

(3)  NTT Communications Corporation

Nippon Telegraph and Telephone Corporation (hereinafter referred to as "Party A") and NTT Communications Corporation (hereinafter referred to as "Party B") hereby conclude the following contract concerning the transfer of business through the contribution and transfer of associated assets from Party A to Party B in association with the establishment of the latter based on the stipulations laid down in Article 6 of the Supplementary Provisions of the law to amend the part of Nippon Telegraph and Telephone Corporation Law (Law No. 98 of 1997) and pursuant to the Succession Plan (approved by the Minister of Pasts and Telecommunications on May 21, 1999) as specified in the stipulations of Clause 2 of the aforesaid Article.

Objective

Article 1.

As of 0:00 a.m., on July 1, 1999 (hereinafter referred to as "the Transfer Date"), Party A shall assign and Party B shall assume the business which has been conducted by NTT-Long Distance and Global Provisional Headquarters of Party A until the Transfer Date (hereinafter referred to as the "Business")
  (Articles 2-8 are identical to the corresponding articles in the business transfer agreement of Nippon Telegraph and Telephone East Corporation, and are omitted in the interests of saving space.)

Approval of the transfer by General Meeting of Shareholders

Article 9.

Each party shall hold a General Meeting of Shareholders prior to the Transfer Date in order to obtain the respective shareholders' approval for the execution of this Agreement.

Agreement validity and implementation

Article 10.

This Agreement shall be deemed invalid in the event that either party fails to obtain approval from its shareholders (as stipulated in Article 9) or is unable to obtain approval or permission required by law.
(Article 11 is identical to the corresponding article in the business transfer agreement of Nippon Telegraph and Telephone East Corporation, and is omitted in the interests of saving space.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate, and both parties have signed, sealed, and retained a copy of the same.

May 28, 1999

Party A
Nippon Telegraph and Telephone Corporation
19-2, Nishi-Shinjuku 3-chome, Shinjuku-ku, Tokyo, Japan
President and Representative Director
Jun-ichiro Miyazu

Party B
NTT Communications Corporation
1-6, Uchisaiwai-cha 1-chome, Chiyoda-ku, Tokyo, Japan
President and Representative Director
Masanobu Suzuki

3.   PROPOSED TRANSFER ASSETS AND LIABILITIES
     (AS OF MARCH 31, 1999)

(1) Assets
                                                               (millions of yen)

---------------------------------------------------------------------------------------------
                                              Nippon             Nippon
                                           Telegraph and      Telegraph and       NTT
                                          Telephone East     Telephone West   Communications
                                            Corporation        Corporation     Corporation
                                          ---------------------------------------------------
Item                                           Amount            Amount           Amount
---------------------------------------------------------------------------------------------
Fixed assets                            (Yen)4,104,176   (Yen)3,829,298      (Yen)919,632
  Tangible fixed assets                      3,894,903        3,673,513           683,973
    Telecommunications equipment             2,694,971        2,467,728           421,722
    Tools, furniture and fixtures, etc          92,776           80,664            29,496
    Land and buildings, etc                    922,476          970,768           216,483
    Construction in progress                   184,678          154,352            16,271
  Intangible fixed assets                      148,749          131,721            53,831
  Investments and other assets                  60,523           24,063           181,827
Current Assets                                 490,562          447,720            70,098
Total assets                                 4,594,739        4,277,018           989,731
---------------------------------------------------------------------------------------------


Note: In the figures above, amounts less than one million yen are rounded down.


(2) Liabilities
                                                               (millions of Yen)

---------------------------------------------------------------------------------------------
                                              Nippon             Nippon
                                           Telegraph and      Telegraph and       NTT
                                          Telephone East     Telephone West   Communications
                                            Corporation        Corporation     Corporation
                                          ---------------------------------------------------
Item                                           Amount            Amount           Amount
---------------------------------------------------------------------------------------------
Fixed liabilities                         (Yen)928,991   (Yen)1,054,413       (Yen)45,891
Current liabilities                            263,405          237,705            34,344
Total                                        1,192,396        1,292,119            80,235
---------------------------------------------------------------------------------------------

Note: In the figures above, amounts less than one million yen are rounded down.

4.   PROFITS AND LOSSES OF THE TRANSFERRED DIVISIONS IN RECENT BUSINESS YEARS

                                                               (millions of yen)
--------------------------------------------------------------------------------
                                   East-Nippon     West-Nippon
                                    regional        regional     Long-distance
                                    marketing       marketing      marketing
                                    division        division       division
                                ------------------------------------------------
Item                                 FY 1998        FY 1998         FY 1998
--------------------------------------------------------------------------------
Operating revenues              (YEN)2,922,106   (YEN)2,787,578  (YEN)1,271,608
Recurring profit                       163,583          -68,239         142,025
--------------------------------------------------------------------------------
Note:  In the figures above, amounts less than one million yen are rounded down.

5.   OUTLINE OF THE COMPANIES TO WHICH THE BUSINESSES ARE GOING TO BE
     TRANSFERRED

-------------------------------------------------------------------------------------------
                       Nippon Telegraph       Nippon Telegraph
                       and Telephone          and Telephone          NTT Communications
Company name           East Corporation       West Corporation          Corporation
-------------------------------------------------------------------------------------------
Date of                July 1, 1999           July 1, 1999           May 28, 1999
Establishment          (planned)              (planned)
-------------------------------------------------------------------------------------------
Total Number of        6.7 million shares     6.24 million shares    0.6 million shares
Authorized Shares      (planned)              (planned)              time of
at the date of                                                       establishment
reorganization                                                       1.44 million shares
                                                                     following transfer
                                                                     of business (planned)
-------------------------------------------------------------------------------------------
Stated Capital         (YEN)335 billion       (YEN)312 billion       (YEN)30 billion at  time
                       (planned)              (planned)              of establishment
                                                                     (YEN)72 billion
                                                                     following transfer of
                                                                     business (planned)
-------------------------------------------------------------------------------------------
Shareholder            Nippon Telegraph       Nippon Telegraph       Nippon Telegraph
                       and Telephone          and Telephone          and Telephone
                       Corporation (all       Corporation (all       Corporation (all
                       shares)                shares)                shares)
-------------------------------------------------------------------------------------------
Head Office            19-2, Nishi-Shinjuku   3-15, Banba-cho        1-6, Uchisaiwai-cho
                       3-chome,               Chuo-ku, Osaka-shi     1-chome
                       Shinjuku-ku, Tokyo     Osaka (planned)        Chiyoda-ku, Tokyo
                       (planned)
--------------------------------------------------------------------------------------------

 . Fourth Item    Partial Modifications to the Articles of Incorporation

 1.  Reasons for the modifications
(1) In line with the reorganization as described in the previous resolution, NTT will become a holding company. Accordingly, the Company's purpose of business will change, and this needs to be reflected in the revised Articles of Incorporation.
(2) In line with the reorganization, the Company intends to move its Head Office within Tokyo, from Shinjuku Ward to Chiyoda Ward. This specific change in Head Office location also requires to be reflected in the revised Articles of Incorporation.
(3) In line with the reorganization, the Company intends to reduce the number of Directors to a maximum of fifteen (15) persons, and this also needs to be reflected in the revised Articles of Incorporation.

2.   Date from which the modifications will become effective
NTT wishes to make the date from which the modifications will take effect to be July 1, 1999.

3.   Modifications
The relevant item should be modified as follows: (The modified portions are underlined)

-------------------------------------------------------------------------------------------------------------------
Current Version                                                           Modified Version
-------------------------------------------------------------------------------------------------------------------
Article 2. (Purpose)                                                      Article 2. (Purpose)
   The purpose of the company shall be                                           The purpose of the company shall be
   to operate domestic telecommunications                                        to hold all the shares which both
      -----------------------------------                                           ------------------------------
   business.                                                                     Nippon Telegraph and Telephone East
   --------                                                                      -----------------------------------
                                                                                 Corporation and Nippon Telegraph
                                                                                 --------------------------------
                                                                                 and Telephone West Corporation
                                                                                 ------------------------------
                                                                                 (hereinafter referred to as the "
                                                                                 ---------------------------------
                                                                                 Regional Companies") respectively issue
                                                                                 ---------------------------------------
                                                                                 and to ensure proper and stable
                                                                                 -------------------------------
                                                                                 provision of telecommunications services
                                                                                 ----------------------------------------
                                                                                 by the Regional Companies as well as
                                                                                 ------------------------------------
                                                                                 to conduct research relating to the
                                                                                 -----------------------------------
                                                                                 telecommunications technologies that
                                                                                 ------------------------------------
                                                                                 will form the foundation for
                                                                                 ----------------------------
                                                                                 telecommunications.
                                                                                 ------------------
2. The company may engage in business                                         2. The company shall engage in the
               ----------------------                                                        -------------------
activities incidental to the business                                            following business activities:
-------------------------------------                                            -----------------------------
referred to in the preceding paragraph
--------------------------------------
and other business necessary to
-------------------------------
achieve the purpose of the company.
----------------------------------
                                                                             (1) subscribing for and holding the shares
                                                                              -  --------------------------------------
                                                                                 which the Regional Companies issue as
                                                                                 --------------------------------------
                                                                                 well as exercising the rights as the
                                                                                 ------------------------------------
                                                                                 holder of the shares;
                                                                                 --------------------
                                                                             (2) providing advice, mediation and other
                                                                              -  ------------------------------------
                                                                                 assistance to the Regional Companies;
                                                                                 -------------------------------------
                                                                             (3) conducting research relating to the
                                                                              -  -----------------------------------
                                                                                 telecommunications technology that will
                                                                                 ---------------------------------------
                                                                                 form the foundation for
                                                                                 -----------------------
                                                                                 telecommunications; and
                                                                                 -----------------------
                                                                             (4) such business activities as are incidental
                                                                              -  ------------------------------------------
                                                                                 to the business activities of the
                                                                                 ---------------------------------
                                                                                 preceding three items.
                                                                                 ---------------------
(a New Clause)                                                               3.  The Company may, besides the
                                                                             -   ----------------------------
                                                                                 business activities referred to in the
                                                                                 --------------------------------------
                                                                                 preceding paragraph, engage business
                                                                                 ------------------------------------
                                                                                 activities necessary to achieve the
                                                                                 -----------------------------------
                                                                                 purpose of the company:
                                                                                 ----------------------

Article 3. (Location of Head Office)     Article 3. (Location of Head Office)
The head office of the company shall be  The head office of the company shall be
located in Shinjuku-ku, Tokyo.           located in Chiyoda-ku, Tokyo.
           -----------                              ----------
Article 17. (Number of Directors)        Article 17. (Number of Directors)
There shall be no more than thirty-six   There shall be no more than fifteen
                            ----------                               -------
(36) directors of the company.           (15) directors of the company.
 --                                       --
--------------------------------------------------------------------------------

 . Fifth Item        Election of five Directors

Following the resignation on January 25, 1999 of ten Directors, namely Mr. Hiroshi Ishihara, Senior Vice President, Mr. Kiyoshi Mita, Senior Vice President, Mr. Hirofumi Shimada, Senior Vice President, Mr. Masahiro Shibao, Senior Vice President, Mr.Ryuji Nunotoni, Senior Vice President, Mr. Yoshinori Uda, Senior Vice President, Mr. Seiji Takashima, Senior Vice President, Mr. Toshiaki Fukui, Senior Vice President, Mr. Shin-ichi Aizawa, Senior Vice President, and Mr. Yoshio Bessyo, Senior Vice President, the resignation on June 29, 1999 of Mr. Toshiharu Aoki, Senior Vice President, and the resignation on June 30, 1999 of eighteen Directors, namely Mr. Hidekazu Inoue, Senior Vice President, Mr. Kazuo Asada, Senior Vice President, Mr. Masonobu Suzuki, Senior Vice President, Mr. Yuji Matsuo, Senior Vice President, Mr. Tadayuki Arai, Senior Vice President, Mr. Satashi Miura, Senior Vice President, Mr. Michio Takeuchi, Senior Vice President, Mr. Katsuya Okimi, Senior Vice President, Mr. Michitomo Ueno, Senior Vice President, Mr. Masaaki
Kasahara, Senior Vice President, Mr. Yoshiyuki Sukemune, Senior Vice President, Mr. Jun-ichi Yuki, Senior Vice President, Mr. Kiyoshi Fujita, Senior Vice President, Mr. Shunzo Morishita, Senior Vice President, Mr. Mamoru Ishida, Senior Vice President, Nobuharu Ono, Senior Vice President, Mr. Susumu Fukuzawa, Senior Vice President and Mr.Ryuzo Sejima, Senior Vice President, subject to the approval of Resolution by shareholders, it is proposed that five Directors be elected to fill the vacancies on July 1, 1999.

Candidates for Directors are as follows:

-----------------------------------------------------------------------------------------------------------------
Candidate No.  Name                                                                       Number of shares of the
               (Date of birth)     Resume and representation of other companies               Company held
-----------------------------------------------------------------------------------------------------------------
     1.        Yusuke Tachibana    April 1962     Entered Nippon Telegraph and            1204 shares
               (September 16,                     Telephone Public Corporation
                1938)              April 1993     Executive Vice President and Senior
                                                  Executive Manager of Industrial
                                                  Systems Sector of NTT Data
                                                  Communications System Corporation
                                   June  1996     President of Japan Leisure Card
                                                  System Co., Ltd, (expected to retire on
                                                  June 22, 1999)
                                   July 1996      Senior Vice President of NTT Data
                                                  Communications System Corporation
                                                  (Currently NTT Data Corporation)
                                                  (expected to retire on June 29, 1999)
-----------------------------------------------------------------------------------------------------------------
     2.        Hiromi Wasai        April 1969     Entered Nippon Telegraph and
               (August 25, 1946)                  Telephone Public Corporation

                           June 1996       Vice President and Senior                  5.00 shares
                                           Manager of Corporate Strategy
                                           Planning Department of the Company
                           June 1998       Vice President and Deputy
                                           Executive Manager of NTT-Holding
                                           Organizational Office of the Company
                           January 1999    Vice President and Senior Manager
                                           of Department 1 of NTT-Holding
                                           Provisional Headquarters of the
                                           Company (present post)
---------------------------------------------------------------------------------------------------
3.   Toyohiko Takabe       July 1969       Entered Nippon Telegraph and               8.06 shares
     (January 9, 1947)                     Telephone Public Corporation
                           June 1996       Vice President and Senior Manager
                                           of Multimedia Service Department of
                                           the Company
                           April 1997      Vice President and Senior Manager of
                                           Reorganization Planning Office of the
                                           Company
                           June 1998       Vice President and Executive Manager
                                           of Coordination and Liaison
                                           Department of the Company
                           January 1999    Vice President and Executive Manager
                                           of Reorganization Office and Executive
                                           Manager of Department V of NTT-Holding
                                           Provisional Headquarters of the Company
                                           (present post)
---------------------------------------------------------------------------------------------------
4.   Takoshi Imai          April 1952      Entered Fuji Steel Corporation             1.02 shares
     (December 23, 1929)   June 1993       President of Nippon Steel Corporation
                           April 1998      Chairman of Nippon Steel
                                           Corporation (present post)
                           May 1998        Chairman of Japan Federation of
                                           Economic Organizations (present post)
---------------------------------------------------------------------------------------------------
5.   Yotaro Kobayashi      October 1958    Entered Fuji Photo Film Co., Ltd.           0.00 shares
     (April 25, 1933)      September 1963  Entered Fuji Xerox Co., Ltd.
                           January 1978    President of Fuji Xerox Co., Ltd.
                           January 1992    Chairman of Fuji Xerox Co., Ltd.
                                           (present post)
                           April 1999      Chairman of KEIZAI DOYUKAI (Japan
                                           Association of Corporate Executives)
                                           (present post)
---------------------------------------------------------------------------------------------------

 .  Sixth Item     Election of two Corporate Auditors

Since Mr. Masayuki Kojima, Full-time Corporate Auditor, and Mr. Toshio Hayata, Full-time Corporate Auditor, are to resign on June 30, 1999, it is proposed that two Corporate Auditors be elected on July 1, 1999 to fill the vacancies.

  Candidates for Corporate Auditors are as follows:
---------------------------------------------------------------------------------------------------
                                                                                      Number of
Candi-                                                                                shares of
date     Name                                                                         the Company
No.      (Date of birth)   Resume and representation of other companies               held
---------------------------------------------------------------------------------------------------
 1.      Makoto Yoshida    April 1956      Entered Nippon Telegraph and Telephone     7.14 shares
         (October 16,                      Public Corporation
         1932)             April 1985      Vice President and Senior Manager of
                                           President's Office of the Company
                           July 1985       Vice President and Executive Manager
                                           of Personnel Department of the Company
                           June 1987       Senior Vice President and Executive
                                           Manager of Personnel Department of the
                                           Company
                           June 1989       Full-time Corporate Auditors of NTT
                                           Data Communications System Corporation
                           December 1991   Executive Vice President and Senior
                                           Executive Manager of Telecommunications
                                           Headquarters of Kyowa Exeo Corporation
                           December 1993   Executive Vice President and Senior
                                           Executive Manager of Industrial
                                           Relations Department of Kyowa Exeo
                                           Corporation
                           June 1995       President of NTT Living Corporation
                                           (expected to retire on June 25, 1999)
---------------------------------------------------------------------------------------------------
 2.      Hideaki Toda      April 1958      Entered Nippon Telegraph and               11.22
         (August 15, 1934)                 Telegraph Public Corporation               shares
                           June 1986       Vice President and Executive Manager
                                           of Coordination and Liaison Department
                                           of General Planning Headquarters
                           June 1988       Senior Vice President and Executive
                                           Manager of Affiliated Companies
                                           Headquarters of the Company
                           June 1990       Senior Vice President and Executive
                                           Manager of International Affairs
                                           Department of the Company
                           June 1992       President of Nippon Information and
                                           Communication Corporation (expected
                                           to retire on June 24, 1999)
---------------------------------------------------------------------------------------------------

Note: Mr. Hideaki Toda is an outside Corporate Auditor assigned in accordance with Item 1 of Article 18 of the Law for Special Exceptions to the Commercial Code regarding corporate auditing.

 . Seventh Item      Presentation of retirement allowances to retired and
                    retiring Directors and Corporate Auditors

It is proposed that retirement allowances be given in accordance with the Company's regulations and at an appropriate level for respective services rendered by thirty-one

Directors, namely Mr. Hiroshi Ishihara, Executive Vice President, Mr. Kiyoshi Mita, Executive Vice President, Mr. Hirofumi Shimada, Senior Vice President,
Mr. Masahiro Shibao, Senior Vice President, Mr. Ryuji Nunotani, Senior Vice President, Mr. Yoshinori Uda, Senior Vice President, Mr. Seiji Takashima, Senior Vice President, Mr. Toshiaki Fukui, Senior Vice President, Mr. Shin-ichi
Aizawa, Senior Vice President, Mr. Yoshio Bessyo, Senior Vice President, who resigned on January 25, 1999, and Mr. Toshiharu Aoki, Senior Executive Vice President, who are to resign on June 29, 1999, and Mr. Hidekazu Inoue, Senior Executive Vice President, Mr. Kazua Asada, Senior Executive Vice President, Mr. Masonobu Suzuki, Executive Vice President, Mr. Yuji Matsuo, Executive Vice President, Mr. Todayuki Aroi, Executive Vice President, Mr. Satoshi Miura, Executive Vice President, Mr. Michio Takeuchi, Executive Vice President, Mr. Katsuyo Okimi, Executive Vice President, Mr. Michitomo Ueno, Senior Vice President, Masaaki Kasahara, Senior Vice President, Mr. Yoshiyuki Sukemune, Senior Vice President, Mr. Jun-ichi Yuki, Senior Vice President, Mr. Kiyoshi Fujita, Senior Vice President, Mr. Shunzo Morishita, Senior Vice President, Mr. Mamoru Ishida, Senior Vice President, Mr. Nobuharu Ono, Senior Vice President, Mr. Susumu Fukuzawa, Senior Vice President, Mr. Ryuzo Sejima, Senior Vice President, Mr. Masayuki Kojima, Full-time Corporate Auditor, and Mr. Toshio Hoyata, Full-time Corporate Auditor, who are to resign on June 30, 1999.

     It is proposed that decisions on the amount of money, time and method of payment of such monetary awards be entrusted to the Board of Directors as to the retiring Directors and to the Board of Corporate Auditors as to the retiring Corporate Auditors.

  Resumes of the retiring Directors and Corporate Auditors are as follows:

----------------------------------------------------------------------------------------------
  Name                     Resume
----------------------------------------------------------------------------------------------
  Hiroshi Ishihara         June 1994       Senior Vice President and Executive Manager of
                                           Plant Planning Department of the Company
                           June 1995       Senior Vice President and General Manager of Kanto
                                           Regional Communications Sector of the Company
                           June 1996       Executive Vice President and General Manager of
                                           Kanto Regional Communications Sector of the Company
                           January 1999    Resigned the position of Executive Vice President
                                           of the Company
----------------------------------------------------------------------------------------------
  Kiyoshi Mita             June 1995       Senior Vice President and General Manager of
                                           Chugoku Regional Communications Sector of the Company
                           June 1997       Senior Vice President and Executive Manager of
                                           Corporate Strategy Planning Office and Executive
                                           Manager of Coordination and Liaison Department
                                           of the Company
                           June 1998       Executive Vice President and Executive Manager of
                                           Corporate Strategy Planning Office of the Company
                           January 1999    Resigned the position of Executive Vice President
                                           of the Company
----------------------------------------------------------------------------------------------
  Hirofumi Shimada         June 1994       Senior Vice President and General Manager of
                                           Shinetsu Regional Communications Sector of the
                                           Company
                           January 1999    Resigned the position of Senior Vice President of
                                           the Company
----------------------------------------------------------------------------------------------

Masahiro Shibao     June 1994      Senior Vice President and Executive Manager of
                                   Service Management Department of the Company
                    June 1995      Senior Vice President and General Manager of Tokai
                                   Regional Communications Sector of the Company
                    January 1999   Resigned the position of Senior Vice President of
                                   the Company
------------------------------------------------------------------------------------------
Ryuji Nunotani      June 1995      Senior Vice President and Executive Manager of Real
                                   Estate Development Department of the Company
                    July 1996      Senior Vice President and Executive Manager of Real
                                   Estate Strategy Department of the Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------
Yoshinori Uda       June 1996      Senior Vice President and General Manager of Tokyo
                                   Regional Communications Sector of the Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------
Seiji Takoshima     June 1996      Senior Vice President and General Manager of Tohoku
                                   Regional Communications Section of the Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------
Toshiaki Fukui      June 1997      Senior Vice President and General Manager of Chugoku
                                   Regional Communications Sector of the Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------
Shin-ichi Aizawa    June 1997      Senior Vice President and Executive Manager of
                                   Maintenance and Service Operation Department of the
                                   Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------
Yoshio Bessyo       June 1998      Senior Vice President and General Manager of
                                   Hokuriku Regional Communications Sector of the Company
                    January 1999   Resigned the position of Senior Vice President of the
                                   Company
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Name                Resume
--------------------------------------------------------------------------------
Toshiharu Aoki      June 1992      Senior Vice President and Executive Manager
                                   of Telecommunication Network Laboratory Group
                                   of the Company
                    July 1994      Senior Vice President and Executive Manager
                                   of Telecommunication Networks Laboratories
                                   and Executive Manager of Telecommunication
                                   Network Laboratory Group of the Company
                    June 1996      Executive Vice President and Senior Executive
                                   Manager of Research and Development
                                   Headquarters and Executive Manager of
                                   Telecommunication Network Laboratory Group of
                                   the Company
                    July 1996      Executive Vice President and Senior Executive
                                   Manager of Research and Development
                                   Headquarters and Executive Manager of
                                   Telecommunication Network Laboratory Group
                                   and Executive Manager of Intellectual
                                   Property Department of the Company
                    August 1996    Executive Vice President and Senior Executive
                                   Manager of Research and Development
                                   Headquarters and Executive Manager of
                                   Telecommunication Network Laboratory Group of
                                   the Company
                    June 1997      Senior Executive Vice President and Senior
                                   Executive Manager of Research and Development
                                   Headquarters and Executive Manager of
                                   Telecommunication Network Laboratory Group
                                   and Senior Executive Manager of Multimedia
                                   Network Service Sector of the Company
                    October 1997   Senior Executive Vice President and Senior
                                   Executive Manager of Research and Development
                                   Headquarters and Senior Executive Manager of
                                   Multimedia Network Service Sector of the
                                   Company
                    June 1998      Senior Executive Vice President and Senior
                                   Executive Manager of Research and Development
                                   Headquarters and Senior Executive Manager of
                                   Multimedia Service Promotion Headquarters of
                                   the Company
                    January 1999   Senior Executive Vice President of the
                                   Company (present post)
--------------------------------------------------------------------------------
Hidekazu Inoue      June 1991      Senior Vice President of the Company
                    July 1993      Senior Vice President and Deputy Senior
                                   Executive Manager of Affiliated Business
                                   Development Headquarters of the Company
                    June 1994      Senior Vice President and General Manager of
                                   Tokai Regional Communications Sector of the
                                   Company

                    June 1995      Executive Vice President and Executive
                                   Manager of Service Charge Planning Office of
                                   the Company
                    June 1996      Senior Executive Vice President of the
                                   Company
                    June 1997      Senior Executive Vice President and Senior
                                   Executive Manager of Service Marketing and
                                   Support Headquarters of the Company
                    June 1998      Senior Executive Vice President and Senior
                                   Executive Manager of Service Marketing and
                                   Support Headquarters and Senior Executive
                                   Manager of NTT-East Organizational Office of
                                   the Company
                    January 1999   Senior Executive Vice President and Senior
                                   Executive Manager of NTT-East Provisional
                                   Headquarters of the Company (present post)
--------------------------------------------------------------------------------
Kazuo Asada         June 1992      Executive Vice President and Executive
                                   Manager of International Affairs Department
                                   of the Company
                    June 1996      Executive Vice President and General Manager
                                   of Kansai Regional Communications Sector and
                                   Executive Manager of Hanshin Restoration
                                   Promotion Office of the Company
                    June 1997      Senior Executive Vice President and General
                                   Manager of Kansai Regional Communications
                                   Sector and Executive Manager of Hanshin
                                   Restoration Promotion Office of the Company
                    March 1998     Senior Executive Vice President and General
                                   Manager of Kansai Regional Communications
                                   Sector of the Company
                    January 1999   Senior Executive Vice President and Senior
                                   Executive Manager of NTT-West Provisional
                                   Headquarters of the Company (present post)
--------------------------------------------------------------------------------
Masanobu Suzuki     June 1993      Senior Vice President and Deputy Senior
                                   Executive Manager of Integrated
                                   Communications Systems Headquarters of the
                                   Company
                    July 1994      Senior Vice President and Executive Manager
                                   of Sales & Marketing Department II of the
                                   Company
                    June 1996      Executive Vice President and Executive
                                   Manager of Sales & Marketing Department II
                                   of the Company
                    July 1996      Executive Vice President and Executive
                                   Manager of Sales & Marketing Department II
                                   and Deputy Senior Executive Manager of
                                   International Affairs Headquarters of the
                                   Company
                    February 1997  Executive Vice President and Deputy Senior
                                   Executive Manager of International Affairs
                                   Headquarters of the Company
                    June 1997      Executive Vice President and Senior
                                   Executive Manager of International Affairs
                                   Headquarters of the Company

                    June 1998      Executive Vice President and Senior
                                   Executive Manager of Global Business
                                   Headquarters and Executive Manager of
                                   NTT-Long Distance and Global Organizational
                                   Office of the Company
                    January 1999   Executive Vice President and Senior
                                   Executive Manager of NTT-Long Distance and
                                   Global Provisional Headquarters of the
                                   Company (present post)
--------------------------------------------------------------------------------
Yuji Matsuo         June 1994      Senior Vice President and Executive Manager
                                   of Procurement and Supply Department of the
                                   Company
                    January 1996   Senior Vice President and General Manager of
                                   Kyushu Regional Communications Sector of the
                                   Company
                    June 1996      Executive Vice President and General Manager
                                   of Kyushu Regional Communications Sector of
                                   the Company
                    January 1999   Executive Vice President and Deputy Senior
                                   Executive Manager of NTT-East Provisional
                                   Headquarters and Senior Executive Manager of
                                   Business Communications Headquarters of
                                   NTT-East Provisional Headquarters of the
                                   Company (present post)
--------------------------------------------------------------------------------
Tadayuki Arai       June 1995      Senior Vice President and Executive Manager
                                   of Sales & Marketing Department I of the
                                   Company
                    May 1998       Senior Vice President and Executive Manager
                                   of Sales & Marketing Department I of
                                   Business Communications Headquarters I of
                                   the Company
                    June 1998      Executive Vice President and Executive
                                   Manager of Public Telephone Services
                                   Department of the Company
                    January 1999   Executive Vice President and Deputy Senior
                                   Executive Manager of NTT-Long Distance and
                                   Global Provisional Headquarters of the
                                   Company (present post)
--------------------------------------------------------------------------------
Satoshi Miura       June 1996      Senior Vice President and Executive Manager
                                   of Personnel Department of the Company
                    July 1996      Senior Vice President and Executive Manager
                                   of Personnel and Industrial Relations
                                   Department of the Company
                    June 1998      Executive Vice President and Executive
                                   Manager of Personnel and Industrial
                                   Relations Department of the Company
                    January 1999   Executive Vice President and Deputy Senior
                                   Executive Manager of NTT-East Provisional
                                   Headquarters of the Company (present post)
--------------------------------------------------------------------------------
Michio Takeuchi     June 1996      Senior Vice President and Executive Manager
                                   of Public Relations Department and Executive
                                   Manager of Advertising Department of the Company

                              July 1996      Senior Vice President and Executive Manager of Public Relations Department of the
                                             Company
                              June 1997      Senior Vice President and Executive Manager of OCN Service Division of the Company
                              July 1997      Senior Vice President and Executive Manager of OCN Service Division and Executive
                                             Manager of Packet Network Division of the Company
                              June 1998      Executive Vice President and Senior Executive Manager of Multimedia
                                             Network Service Sector and Senior Executive Manager of NTT-West Organizational Office
                                             of the Company
                              January 1999   Executive Vice President and Deputy Senior Executive Manager of NTT-West Provisional
                                             Headquarters of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------
          Katsuya Okimi       June 1997      Senior Vice President and Executive Manager of Network Strategy Planning Department of
                                             the Company
                              June 1998      Executive Vice President and Executive Manager of Network Strategy Planning Department
                                             and Deputy Senior Executive Manager of Global Business Headquarters of the Company
                              January 1999   Executive Vice President and Deputy Senior Executive Manager of NTT-Long Distance and
                                             Global Provisional Headquarters and General Manager of Global Business Division of NTT-
                                             Long Distance and Global Provisional Headquarters of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------
          Michitomo Ueno      June 1996      Senior Vice President and Executive Manager of Interconnection Promotion Department of
                                             the Company
                              January 1999   Senior Vice President and Deputy Senior Executive Manager of NTT-West Provisional
                                             Headquarters and Senior Executive Manager of Business Communications Headquarters of
                                             NTT-West Provisional Headquarters of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------
          Masaaki Kasahara    June 1997      Senior Vice President and Executive Manager of Technology Department of the Company
                              January 1999   Senior Vice President and General Manager of Osaka Branch of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------
          Yoshiyuki Sukemune  June 1997      Senior Vice President and Executive Manager of Network Services Department of the
                                             Company
                              January 1999   Senior Vice President and General Manager of Tokyo Branch of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------
          Jun-ichi Yuki       June 1998      Senior Vice President and Deputy Senior Executive Manager of Multimedia Network Service
                                             Sector of the Company
                              January 1999   Senior Vice President and General Manager of Public Telephone Services Division of NTT-
                                             West Provisional Headquarters of the Company (present post)
------------------------------------------------------------------------------------------------------------------------------------

Kiyoshi Fujita                June 1998           Senior Vice President and Executive Manager of
                                                  Legal and Internal Audit Department of the
                                                  Company
                              January 1999        Senior Vice President (present post)
-----------------------------------------------------------------------------------------------------
Shunzo Morishita              June 1998           Senior Vice President and Executive Manager of
                                                  Plant Planning Department of the Company
                              January 1999        Senior Vice President and Executive Manager of
                                                  Technology Department of NTT-East Provisional
                                                  Headquarters of the Company (present post)
-----------------------------------------------------------------------------------------------------
Mamoru Ishida                 June 1998           Senior Vice President and Senior Executive
                                                  Manager of Business Communications
                                                  Headquarters I and Senior Executive Manager
                                                  of Sales and Marketing Department II of
                                                  Business Communications Headquarters I of the
                                                  Company
                              January 1999        Senior Vice President and Executive Manager of
                                                  Solution Business Division of NTT-Long Distance
                                                  and Global Provisional Headquarters of the
                                                  Company (present post)
-----------------------------------------------------------------------------------------------------
Nobuharu Ono                  June 1998           Senior Vice President and Executive Manager of
                                                  Multimedia Business Department of the
                                                  Company
                              January 1999        Senior Vice President and Deputy Senior
                                                  Executive Manager of Business Communications
                                                  Headquarters of NTT-East Provisional
                                                  Headquarters of the Company (present post)
-----------------------------------------------------------------------------------------------------
Susumu Fukuzawa               June 1998           Senior Vice President and Executive Manager of
                                                  Accounts and Finance Department of the
                                                  Company
                              January 1999        Senior Vice President and Executive Manager of
                                                  Accounts and Finance Department of NTT-West
                                                  Provisional Headquarters of the Company
                                                  (present post)
-----------------------------------------------------------------------------------------------------
Ryuzo Sejima                  June 1986           Senior Vice President and Counsellor of the
                                                  Company (present post)
-----------------------------------------------------------------------------------------------------
Masayuki Kojima               June 1995           Full-time Corporate Auditor of the Company
                                                  (present post)
-----------------------------------------------------------------------------------------------------
Toshio Hayata                 June 1998           Full-time Corporate Auditor of the Company
                                                  (present post)
-----------------------------------------------------------------------------------------------------

 . Eighth Item   Revisions to the Compensation of Directors
The aggregate remuneration for all the Directors and Corporate Auditors of the Company was decided and approved at the 6th Ordinary General Meeting of Shareholders held on June 27, 1991 to be not more than (Yen)85 million per month, with the corresponding figure for Corporate Auditors being (Yen)8 million. This sum has not been broached in the intervening period. However, in consideration of the planned decrease in the number of Directors and other reasons, the Board seeks the approval of shareholders to revise the maximum aggregate monthly remuneration for Directors to (Yen)39 million. Please note that the maximum aggregate monthly remuneration for Corporate Auditors will remain at the current value of (Yen)8 million.

     The current maximum numbers of Directors and Corporate Auditors are 36 and 4, respectively. Should Item 4 be approved, the maximum number of Directors will decrease to 15, while the maximum number of Corporate Auditors will remain unchanged at 4.

                                      51
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                                 The Location
                                    of the
                 14th Ordinary General Meeting of Shareholders

                     International Convention Center PAMIR
                           New Takanawa Prince Hotel
                   13-1, Takanawa 3-chome, Minato-ku, Tokyo


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                              [MAP APPEARS HERE]

                 8-minute walk from Shinagawa Station (JR and
                            Keihin Express Lines)
                 6-minute walk from Takanawadai Station (Toei
                            Asakusa Subway Line)

                 Note: As traffic will be heavy in this area
                       on the day of the meeting, it is
                       recommended you do not come by car.
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